UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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TALX Corporation

(Name of Registrant as Specified In Its Charter)

N/A

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NOTICE OF THE ANNUAL MEETING OF
THE SHAREHOLDERS OF
TALX CORPORATION
St. Louis, Missouri
July 25, 2005
To the Shareholders of TALX Corporation:
      The Annual Meeting of the Shareholders of TALX Corporation will be held at the Ritz-Carlton of St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on September 8, 2005. The meeting will begin at 2:00 p.m., St. Louis time. Only holders of record of our Common Stock at the close of business on July 8, 2005 will be entitled to vote for the following purposes:

1. To elect two directors;

2. To increase the number of authorized shares of Common Stock from 30,000,000 to 75,000,000;

3. To approve the TALX Corporation 2005 Omnibus Incentive Plan;

4. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the 2006 fiscal year; and

5. To transact such other and further business, if any, as may be properly brought before the meeting or any adjournment or postponement thereof.

TALX CORPORATION

By:	William W. Canfield

Chairman of the Board, President
and Chief Executive Officer
Thomas C. Werner
Corporate Secretary
      EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

TALX CORPORATION
1850 Borman Court, St. Louis, Missouri 63146
PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
To Be Held September 8, 2005
       This proxy statement is furnished to the holders of Common Stock of TALX Corporation (the “Company” or “TALX”) in connection with the solicitation of proxies for use in connection with the Annual Meeting of Shareholders to be held at the Ritz-Carlton of St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on September 8, 2005, at 2:00 p.m. St. Louis time, and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. We will initiate mailing this proxy statement and the enclosed form of proxy to our shareholders on or about July 25, 2005.
      Whether or not you expect to be present in person at the Annual Meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. The shares represented thereby will be voted in accordance with your instructions. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of Common Stock may be voted only when represented by a properly executed proxy.
      Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Corporate Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.
      The close of business on July 8, 2005 has been fixed as the record date for the determination of the shareholders entitled to vote at the Annual Meeting of Shareholders. As of the record date, 21,109,660 shares of Common Stock were outstanding and entitled to be voted at such meeting, with 141 holders of record. Shareholders will be entitled to cast one vote on all matters for each share of Common Stock held of record on the record date.
      A copy of our Annual Report to Shareholders for the fiscal year ended March 31, 2005 accompanies this proxy statement. The Company will provide to any shareholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended March 31, 2005. Any such request should be directed to TALX Corporation, Investor Relations, 1850 Borman Court, St. Louis, Missouri 63146.
      The solicitation of this proxy is made by our Board of Directors. The solicitation will be by mail, and the expense thereof will be paid by the Company. Proxies may be solicited by telephone, fax or other means, or personal interview, by directors, officers or regular employees of the Company. In addition, the Company has retained Mellon Investor Services to provide proxy solicitation services including the distribution of proxy materials and the solicitation of proxies, for a fee of $12,000, plus reimbursement of expenses.

I.     ELECTION OF DIRECTORS
Nominees and Continuing Directors
      The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Our bylaws provide that no person may be nominated or stand for election as a director if he or she will reach age 70 prior to the commencement of the term for which he or she is to be elected or appointed. At the Annual Meeting of Shareholders, two of our directors are to be elected for terms expiring at the Annual Meeting of Shareholders in 2008, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting of Shareholders is set forth below. Each nominee and director has served in his principal occupation for the last five fiscal years, unless otherwise indicated. Should any nominee be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person as our Board of Directors may recommend. There are no family relationships among any of the executive officers and directors.

Served as
Name, Age, Principal Occupation or Position, Other Directorships	Director Since

To Be Elected for a Term Ending in 2008:
William W. Canfield, 66	1986
Mr. Canfield has been President and Chief Executive Officer of the Company since 1987 and has been Chairman of the Board of Directors since 1988. Mr. Canfield is also a director of Concur Technologies. Mr. Canfield holds a Bachelor of Science degree in Electrical Engineering from Purdue University and a Masters in Business Administration from Washington University.

Richard F. Ford, 69	1987
Mr. Ford is General Partner of Gateway Associates L.P., a venture capital management firm he formed in 1984. Mr. Ford is also a director of Barry-Wehmiller Company, D&K Healthcare Resources, Inc., Spartan Light Metal Products, Inc. and Stifel Financial Corp. Mr. Ford holds a Bachelor of Arts degree in Economics from Princeton University.

To Continue in Office Until 2007:
Tony G. Holcombe, 49	2002
Mr. Holcombe is President of WebMD Envoy, a division of WebMD Corporation. WebMD Envoy transmits electronic transactions between healthcare payers and healthcare providers. Mr. Holcombe has held this position since December 2003. From September 2002 until December 2003, Mr. Holcombe was Chief Executive Officer of Valutec Card Solutions, a provider of gift, stored value and loyalty cards to the small business market. From 1997 through September 2002, he was President of the Human Resources Business of Ceridian Corporation, an information services company in the human resource, retail and transportation markets. Mr. Holcombe is also a director of Syniverse Technologies and Valutec Card Solutions. Mr. Holcombe holds a Bachelor of Arts degree from Georgia State University.

Craig E. LaBarge, 54	1994
Mr. LaBarge is Chief Executive Officer and President and a director of LaBarge, Inc., a publicly held company engaged in the contract engineering and manufacture of sophisticated electronic products. Mr. LaBarge has held the position of Chief Executive Officer and President since 1991. Mr. LaBarge also served as a director of Young Innovations, Inc. until October 2004. Mr. LaBarge holds a Bachelor of Science degree from St. Louis University.

Served as
Name, Age, Principal Occupation or Position, Other Directorships	Director Since

To Continue in Office Until 2006:
Eugene M. Toombs, 63	1994
Mr. Toombs is Chairman, President and Chief Executive Officer of MiTek, Inc., which is a global provider of fastening devices, software and engineering services to the building components industry. Mr. Toombs has held the position of Chief Executive Officer since January 1, 1993. Mr. Toombs holds a Bachelor of Science Degree from Fairleigh Dickinson University and an Executive Education Degree from Harvard Business School.

M. Stephen Yoakum, 52	1991
Mr. Yoakum is the Executive Director of The Public School Retirement System of Missouri, a position held since June 1, 2001. From April 1997 through May 2001, he was the Chief Operating Officer and a director of Rockwood Capital Advisors, L.L.C., a fixed income investment management firm managing tax-exempt assets. Mr. Yoakum holds a Bachelor of Science degree in Public Administration from the University of Missouri — Columbia.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF WILLIAM W. CANFIELD AND RICHARD F. FORD AS DIRECTORS.
Committees and Meetings of the Board of Directors
      Corporate governance is typically defined as the system that allocates duties and authority among a company’s shareholders, board of directors, and management. The shareholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs the company’s day-to-day operations. Our Board of Directors currently consists of six directors. The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, as directors. The current Board members include five independent directors and one member of our senior management.
      Independent Directors. The Board of Directors has determined that each of our directors, other than William W. Canfield, and each member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, is an “independent director” in accordance with the published requirements for inclusion in the Nasdaq National Market, or “Nasdaq.” The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company during the past three years. In addition, as further required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
      In addition, as required by Nasdaq rules, the Board of Directors has determined that each member of the Audit Committee is independent within the meaning of Section 10A of the Securities and Exchange Act of 1934, as amended. The Audit Committee also includes at least one independent director who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Messrs. Ford, LaBarge, and Yoakum have been designated by the Board of Directors as audit committee financial experts. Shareholders should understand that this designation is a disclosure requirement of the SEC related to experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon these members any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board, and the designations of these individuals as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Board.

      Board Responsibilities and Structure. The primary responsibilities of the Board are oversight, counseling and direction to our management in the long-term interests of TALX and our shareholders. The Board’s detailed responsibilities include: (a) selecting and regularly evaluating the performance of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving our major financial objectives and strategic and operating plans; (d) overseeing the conduct of our business to evaluate whether the business is being properly managed; and (e) overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures and compliance with law and ethics. The Board has instructed our Chief Executive Officer, working with our other executive officers, to manage our business in a manner consistent with our standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions that we may undertake.
      The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled sessions for the independent directors to meet without management present. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.
      Board Committees and Charters. The Board currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each member of these committees is an independent director in accordance with Nasdaq standards. Each of the Board committees has a written charter approved by the Board. Copies of each charter are posted on our web site at www.talx.com under the “Corporate Governance” section. The members of the committees are identified in the following table.

Nominating and
Director	Audit	Compensation	Corporate Governance

William W. Canfield
Richard F. Ford	✓	✓
Tony G. Holcombe		✓	✓
Craig E. LaBarge	✓(chair)		✓
Eugene M. Toombs		✓(chair)	✓
M. Stephen Yoakum	✓	✓	✓(chair)

Audit Committee
      The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications, independence and performance, (4) our accounting and financial reporting processes and audits of our financial statements, and (5) our Code of Business Ethics. In fiscal 2005, the Audit Committee had seven meetings. The responsibilities of the Audit Committee are described in greater detail in “Report of the Audit Committee.”

Compensation Committee
      The Compensation Committee reviews and determines salaries, performance-based incentives and other matters relating to executive compensation, including administration of our stock option plans and the granting of stock options to our executive officers. The Compensation Committee also reviews and determines various other Company compensation policies and matters, and if the proposed 2005 Omnibus Incentive Plan in Proposal 3 is approved by our shareholders, will administer the 2005 Plan and awards under it. The

Compensation Committee held six meetings during fiscal 2005. For more information, see “Report of the Compensation Committee on Executive Compensation.”

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee identifies individuals qualified to become directors and recommends to the Board the candidates for all directorships to be filled by the Board or by our shareholders, recommends to the Board candidates for membership on Board committees, advises the Board with respect to corporate governance matters, develops and recommends to the Board guidelines for effective corporate governance, and leads the Board and its committees in the annual review of Board and committee performance. The Nominating and Corporate Governance Committee held five meetings in fiscal 2005.
      The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. This assessment includes numerous factors such as broad experience, leadership, and expertise in an area of importance to TALX. These factors, and others as considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board.
      The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. The policy adopted by the Nominating and Corporate Governance Committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the Committee deems necessary or appropriate. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at our 2006 Annual Meeting of Shareholders may do so by submitting in writing: (1) the name and address of the shareholder making the recommendation; (2) a representation that the recommending shareholder is a shareholder of record of our Common Stock, including the number of shares owned, the length of period held, and proof of ownership; (3) a description of all arrangements or understandings between the shareholder and each candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) a detailed resume describing among other things the candidate’s name, age, address, educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.); (5) a supporting statement which describes the candidate’s reasons for seeking election to the Board; (6) any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of directors; (7) any other information that would be useful to the committee in considering the candidate; and (8) the consent of the candidate to serve as a director of the Company if so elected.
      Shareholders should submit potential director candidates to Thomas C. Werner, Corporate Secretary. In May or June each year, the Committee expects to consider nominees for directors to be elected at our next Annual Meeting of Shareholders. Therefore, in order to be considered for nomination by the Board of Directors and inclusion in our proxy statement, prospective nominee recommendations should be received by the Corporate Secretary prior to the first week of April of each year. See “Shareholder Proposals” below for a description of our bylaw procedures governing shareholder nominations.
      Attendance at Board, Committee and Annual Shareholders’ Meetings. The Board of Directors met eleven times during fiscal 2005. We expect each director to attend each meeting of the Board and the committees on which he serves, as well as the annual meeting. In fiscal 2005, each director attended at least 75% of the meetings of the Board and committees on which he served, and all directors attended the Company’s 2004 Annual Meeting of Shareholders.

Director Compensation
      It is the Board’s general policy that compensation for independent directors should be a mix of cash and equity-based compensation. We do not pay employee directors for Board service in addition to their regular employee compensation.
      We pay each director an annual retainer of $12,000, a $4,000 additional retainer for serving as Chairman of a Committee, a $1,000 fee for each Quarterly Board meeting attended, a $1,000 fee for each Committee or Special Board meeting attended in person, and a $250 fee for each Committee or Special Board meeting attended by telephone, plus expenses. We reimburse our directors for their travel and related expenses in connection with attending Board meetings.
      We also grant stock options to our independent directors. Pursuant to our Outside Directors’ Stock Option Plan, adopted in July 1996 and amended in May 2001 and September 2004 (as amended, the “Outside Directors’ Plan”), each non-employee director receives an option to purchase up to 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The options have a term of six years and become exercisable one year after date of grant, provided that no option may be exercised at any time unless the participant is then an outside director and has been so continuously since the granting of the option (except as described below), and provided further that upon a Change in Control (as defined in the Outside Directors’ Plan), the options will become immediately exercisable.
      Unexercised options will expire upon the termination of a participant’s service as a director of the Company, unless such termination was by reason of death or disability or subsequent to a Change in Control, in which case the personal representative of the participant may exercise any or all of the participant’s unexercised unexpired options (provided such exercise occurs within 12 months of the date of the participant’s death or termination) or, in the case of a Change in Control, the participant may exercise any or all of the participant’s unexercised unexpired options but not after the term of such options. A total of 217,800 shares of Common Stock have been authorized for issuance related to stock options under the Outside Directors’ Plan (after giving effect to all stock dividends and splits). On May 10, 2005, 9,375 options were issued pursuant to the Plan, as amended. A total of 127,383 options have been issued as of May 27, 2005, after giving effect to all stock dividends and splits. A total of 90,417 shares of Common Stock remain available under the plan as of May 27, 2005.
      The 2004 amendment to the Outside Directors’ Plan allows us to make awards of up to an aggregate of 12,000 shares of restricted stock per year to outside directors. A total of 75,000 shares of our Common Stock may be issued pursuant to awards of restricted stock under the Outside Directors’ Plan.
      On October 26, 2004, the Board of Directors approved grants of 2,000 shares of restricted stock to each of the outside directors, which was adjusted to 3,000 shares to adjust for the effect of the 3-for-2 stock split. Pursuant to the Outside Directors’ Plan, shares of restricted stock vest evenly on an annual basis over a period of three years. Unvested shares of restricted stock will be forfeited upon the termination of a participant’s service as a director, unless termination was by reason of death or disability or subsequent to a Change in Control, in which case any unvested shares of restricted stock will automatically vest. Terms of particular awards of restricted stock under the Outside Directors’ Plan will be determined by the Board of Directors in connection with the granting of the award, and there can be no assurance that future awards will be subject to similar terms and conditions as other awards, except as set forth in the Outside Directors’ Plan.
      The Nominating and Corporate Governance Committee recommends for approval awards of stock options and restricted stock under the Outside Directors’ Plan to the Board of Directors, subject to the approval of the Board of Directors. For restricted stock, the Committee’s recommendation will be discretionary, based on the individual performance and participation of each outside director. While it is currently contemplated that each outside director will be awarded an equal number of shares of restricted stock, the Committee may recommend that one or more outside directors receive a greater number of shares based on outstanding performance. Unless earlier terminated by the Board of Directors, the Outside Directors’ Plan will terminate on July 15, 2006. If shareholders approve the 2005 Omnibus Incentive Plan at the Annual Meeting of Shareholders, the 2005 Plan will replace the 1994 Stock Option Plan and the Outside Directors’ Stock

Option Plan (collectively, the “Former Plans”) in effect as of the date of this Proxy Statement, and no future grants will be made under the Former Plans. Except for shares of Common Stock issuable pursuant to outstanding awards, whether or not vested, shares of Common Stock available under the Former Plans will no longer be available for issuance under the Former Plans, and no shares of Common Stock forfeited or cancelled under the Former Plans will be available for grants under the 2005 Plan.
Code of Business Ethics
      We have adopted a Code of Business Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as directors, officers and employees of the Company. The Code of Business Ethics requires, among other things, that our senior officers avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. The Code of Business Ethics is available on the Corporate Governance section of our website at www.talx.com. We intend to satisfy the disclosure requirements regarding amendments or waivers under Item 10 of Form 8-K by posting such information on our website.
Shareholder Communication with the Board of Directors
      Our Board of Directors has adopted a policy to provide a process for shareholders to send written communications to our Board. Any shareholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, 1850 Borman Court, St. Louis, Missouri 63146:

•	Shareholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age, business and residential address of shareholder; and

•	Any individual director or committee to which the shareholder would like to have the written statement and other information sent.
The Corporate Secretary, or his or her designee, will collect and organize all of such shareholder communications as he or she deems appropriate and, at least once each year, forward these materials to the Chairman of the Board, any Committee Chair or individual director. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials for future reference.

Common Stock Ownership of Directors, Nominees and Officers
      The following table sets forth information regarding the amount of our outstanding Common Stock beneficially owned as of May 27, 2005 by each director and nominee, the Chief Executive Officer and the three other most highly compensated executive officers of the Company in fiscal year 2005 (each a “Named Executive”) and all of the directors and executive officers of the Company as a group:

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class(1)

William W. Canfield	1,440,271	(2)	6.7%
Edward W. Chaffin	18,445	(3)	*
Richard F. Ford	55,217	(4)	*
L. Keith Graves	44,475	(5)	*
Tony G. Holcombe	10,500	(6)	*
Craig E. LaBarge	32,876	(7)	*
Michael E. Smith	96,225	(8)	*
Eugene M. Toombs	73,307	(9)	*
M. Stephen Yoakum	31,803	(10)	*
All directors and executive officers as a group (9 persons)	1,803,119	(11)	8.4%

*	Represents beneficial ownership of less than one percent.

(1)	Percentages are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	Includes 16,335 shares owned jointly with Mr. Canfield’s spouse and 415,911 shares that Mr. Canfield may acquire upon exercise of options within 60 days after May 27, 2005.

(3)	Includes 13,277 shares owned jointly with Mr. Chaffin’s spouse, 112 shares owned jointly with Mr. Chaffin’s mother, and 4,900 shares that Mr. Chaffin may acquire upon the exercise of options within 60 days after May 27, 2005.

(4)	Includes 3,000 shares of restricted stock, 3,300 shares owned by Mr. Ford’s spouse and 19,459 shares Mr. Ford may acquire upon exercise of options within 60 days after May 27, 2005.

(5)	Includes 19,717 shares owned jointly with Mr. Graves’ spouse and 19,745 shares that Mr. Graves may acquire upon the exercise of options within 60 days after May 27, 2005.

(6)	Includes 3,000 shares of restricted stock and 3,750 shares that Mr. Holcombe may acquire upon the exercise of options within 60 days after May 27, 2005.

(7)	Includes 3,000 shares of restricted stock, 2,250 shares owned by Mr. LaBarge’s spouse and 19,459 shares that Mr. LaBarge may acquire upon the exercise of options within 60 days after May 27, 2005.

(8)	Includes 80,204 shares that Mr. Smith may acquire upon the exercise of options within 60 days after May 27, 2005.

(9)	Includes 3,000 shares of restricted stock and 19,459 shares that Mr. Toombs may acquire upon the exercise of options within 60 days after May 27, 2005.

(10)	Includes 3,000 shares of restricted stock and 19,459 shares that Mr. Yoakum may acquire upon the exercise of options within 60 days after May 27, 2005.

(11)	Includes 602,346 shares that may be acquired upon exercise of options within 60 days after May 27, 2005.

Common Stock Ownership of Certain Beneficial Owners
      The following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of our outstanding Common Stock as of May 27, 2005, after adjustment for the effect of the 3-for-2 stock split:

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class(1)

William W. Canfield	1,440,271	(2)	6.7%
FMR Corp.	2,682,654	(3)	12.8%
Kayne Anderson Rudnick Investment Management LLC	1,814,907	(4)	8.6%
Janus Capital Corporation	1,699,167	(5)	8.1%
Ronald J. Juvonen	1,315,200	(6)	6.3%
Barclays Global Investors	1,110,859	(7)	5.3%
Ashford Capital Management, Inc.	1,093,664	(8)	5.2%

(1)	Percentages are determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Includes 16,335 shares owned by Mr. Canfield’s spouse, as to which he shares voting and dispositive power, and 415,911 shares that Mr. Canfield may acquire upon the exercise of options within 60 days after May 27, 2005. Mr. Canfield’s address is c/o TALX Corporation, 1850 Borman Court, St. Louis, MO 63146.

(3)	Based on Amendment No. 2 to Schedule 13G filed February 14, 2005 by FMR Corp., a parent holding company, on behalf of itself, Edward C. Johnson 3d, chairman of FMR Corp., Abigail P. Johnson, a director of FMR Corp., and Fidelity Management & Research Company, an investment adviser and wholly-owned subsidiary of FMR Corp. FMR Corp. reported that at December 31, 2004 it had sole voting power over 1,125,739 shares and sole dispositive power over 2,682,654 shares. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Based on Amendment No. 1 to Schedule 13G filed February 14, 2005 by Kayne Anderson Rudnick Investment Management, LLC (“Kayne”), Kayne reported that at December 31, 2004 it had sole voting and sole dispositive power over all shares. The address for Kayne is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.

(5)	Based on Amendment No. 3 to Schedule 13G filed February 14, 2005 by Janus Capital Management LLC (“Janus Capital”) and Janus Venture Fund, a managed portfolio investment company to which Janus Capital provides investment advice. Janus Capital reported that at December 31, 2004 it had sole voting and dispositive power over all shares, which are owned by various portfolios managed by it or its indirect subsidiaries Bay Isle Financial LLC and Enhanced Investment Technologies LLC. Janus Venture Fund reported that it had sole voting and dispositive power with respect to the 1,532,734 shares (or 7.3%) that it beneficially owned. The address for Janus Capital and Janus Venture Fund is 151 Detroit Street, Denver, Colorado 80206.

(6)	Based on Amendment No. 1 to Schedule 13G filed and dated February 14, 2005 by Ronald J. Juvonen, Managing Member of Downtown Associates, LLC. Mr. Juvonen reported that he had sole voting and sole dispositive power over all shares. The address for Mr. Juvonen is c/o Downtown Associates, 674 Unionville Road, Suite 105, Kennett Square, Pennsylvania 19348.

(7)	Based on a Schedule 13G filed February 14, 2005 by Barclays Global Investors, NA, on behalf of itself, Barclays Global Fund Advisors and various of its bank affiliates. Barclays Global Investors reported that at December 31, 2004 it had sole voting and dispositive power over 629,079 shares. Barclays Global Fund Advisors reported that it had sole voting and dispositive power over 481,780 shares. The address for Barclays Global Investors and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105.

(8)	Based on Amendment No. 1 to Schedule 13G filed February 28, 2005 by Ashford Capital Management, Inc. (“Ashford”), Ashford reported that at December 31, 2004 it had sole voting and sole dispositive power over all shares. The address for Ashford is P.O. Box 4172, Wilmington, Delaware 19807.
Compensation Committee Report on Executive Compensation
      The Compensation Committee of the Board of Directors, which is currently comprised of four non-employee directors, administers our executive compensation program. Our executive officers are those persons whose job responsibilities and policy-making authority are the broadest in the Company. Currently, four of TALX’s officers are designated as executive officers. In this regard, the Committee’s role is to oversee our compensation plans and policies, annually review and determine all executive officers’ compensation, and administer our equity incentive plans (including reviewing and approving grants to our executive officers). The Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter. The Board determines the Committee’s membership, which is composed entirely of independent directors. The Committee meets at scheduled times during the year. The Committee Chairman reports on Committee actions and recommendations at Board meetings. TALX’s Corporate Secretary and human resources department support the Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering our compensation plans. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. In fiscal year 2005, the Committee engaged an outside firm in connection with its work on 2005 executive compensation.
      General Compensation Philosophy. Our general compensation philosophy is that total cash compensation should vary with our performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with shareholders’ interests. This philosophy applies to all of our employees, with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases.
      The Committee’s review of our executive compensation programs and practices includes an analysis, for each of our executives, of all elements of compensation, consisting of base and variable cash compensation; stock option grants; retirement programs; and health and welfare benefits. The Committee compared these compensation components separately and in the aggregate to compensation of companies that we use as our “peer group” for these purposes (the peer group is also referred to in this report as the “market”). In fiscal year 2005, the Committee retained an outside consultant to assist in this process. As a part of this engagement, the outside consultant helped define a peer group for compensation purposes that includes companies of similar size and industry to TALX, some of which are also included in the group reflected in the “Performance Graph” below. As a result of this review, the Committee made determinations that it believes were appropriate and reasonable for the mix of fixed and variable compensation, and linked to corporate performance for our executive officers. The compensation review confirmed that, in the Committee’s view, our executive compensation program elements individually and in the aggregate support and reflect our compensation philosophy. Specifically, the review confirmed the following:

•	TALX’s base salaries are less than the average of our peer group. Our performance-based cash incentives are a higher percentage of our total cash compensation than the average for our peer group.

•	TALX’s philosophy is that total cash compensation (base salaries plus performance-based cash incentives) should approximate the average of our peer group, with the potential for higher than average total cash compensation when TALX performs well.

•	As an incentive for future performance, TALX intends for its annual stock option grants or other stock-based compensation to be above the average peer group levels, and TALX intends for its annual stock option grants or other stock-based compensation to provide the appropriate performance-based focus on long-term shareholder value creation.
      TALX’s executive compensation practices reflect a higher proportion of total compensation delivered through pay-for-performance cash incentives and long-term equity compensation, equating to more compensation at risk for its executives than for the executives of its peer groups. The higher risk is due to the combination of lower-than-market base salaries and the potential for higher-than-market annual pay-for-performance incentive payments and annual stock option grants. The higher-than-market compensation variability that TALX utilizes is closely linked to TALX’s annual financial results through lower-than-market total cash compensation in times of poor financial performance. Conversely, in times of excellent performance, TALX’s compensation variability yields higher total cash compensation, rewarding its employees for excellent performance.
      TALX has several performance-based compensation programs in which the majority of its employees are eligible to participate. Most TALX employees who are not compensated on a commission basis participate in a broad-based variable cash incentive program.
      For fiscal year 2005, total compensation for the majority of TALX employees, including executive officers, consisted of the following components:

•	Annual cash compensation, which consisted of base salary and an annual pay-for-performance cash incentive dependent on TALX’s earnings per share (“EPS”) or other appropriate measures.

•	Certain TALX employees realized long-term incentive compensation through the granting of market value, time-vesting stock options. Stock options require TALX’s stock price to appreciate in order for these employees to realize any benefit, thus closely aligning the interests of employees and shareholders.

•	TALX employees can also acquire TALX stock through a tax-qualified employee stock purchase plan, which is generally available to all employees. The purchase price of the Common Stock is equal to 85% of the lower of (i) the market price of Common Stock at the beginning of the applicable offering period or (ii) the market price of Common Stock at the end of each offering period. This plan allows participants to buy TALX stock at a discount to the market price with up to 15% of their salary and incentives (subject to IRS limits), with the objective of allowing employees to profit when the value of TALX stock increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value of TALX stock in any calendar year.

•	TALX offers retirement benefits to substantially all employees through a tax-qualified, employee-funded 401(k) plan. We made contributions to the plan, subject to ERISA limitations, of up to 2.4% of an employee’s cash earnings in fiscal year 2005.

•	TALX provides health and welfare benefits for substantially all employees. TALX shares the cost of health and welfare benefits with employees, the cost of which is dependent on the level of benefits coverage an employee elects. We pay 100% of health and welfare benefit insurance premiums for certain employees including our executive officers and their immediate families, with no related contribution from the executive officers. Our health and welfare plans are the same for executive officers and for other employees.

•	Certain TALX employees, including our executive officers, receive either a cash automobile allowance or a Company-paid leased vehicle.

•	TALX pays premiums for group life insurance for certain employees. Certain employees including our executive officers receive greater amounts of coverage, as determined by a greater multiple of the executive officers’ annual base salaries, than we provide for some other employees.
      Determining Executive Compensation. Each year, the Committee determines the annual base salary and individual pay-for-performance incentive baseline amount, which is described below for each of TALX’s executive officers. In determining these amounts, the Committee reviews peer group executive compensation information that is derived from compensation surveys. The Committee most recently determined executive compensation in January 2005, when it set compensation amounts for fiscal year 2006.
      Compensation payments in excess of $1 million to the Chief Executive Officer or the other most highly compensated executive officers are subject to a limitation of deductibility for the Company under

Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect compensation to exceed deductibility limits, except potentially with respect to the 2004-2006 Long-Term Incentive Plan. We expect to seek to qualify future compensation awards under Code Section 162(m) to the extent practicable while maintaining competitive compensation packages. If approved by the shareholders, the 2005 Omnibus Incentive Plan presented as Proposal 3 to this Proxy Statement will allow deductibility for future awards under Code Section 162(m) that qualify as performance-based awards under applicable requirements.
      Base Salary. The Committee reviews the history of and proposals for the compensation of each of TALX’s executive officers, including cash and equity-based components. In accordance with TALX’s compensation philosophy that total cash compensation should vary with Company performance, the Committee establishes executive officers’ base salaries at levels that it believes are below the average base salaries of TALX’s peer groups’ executives. A large part of each executive officer’s potential total cash compensation is variable and dependent upon TALX’s performance. In general, executive officers with the highest level and amount of responsibility have the lowest percentage of their compensation fixed as base salary and the highest percentage of their compensation dependent on variable performance-based standards.
      Performance-based Compensation. TALX’s annual incentive bonus is an annual cash-based pay-for-performance incentive program, and its purpose is to motivate and reward eligible employees for their contributions to TALX’s performance by making a large portion of their cash compensation variable and dependent upon TALX’s annual financial performance. Participants in this bonus plan have a higher proportion of their total cash compensation delivered through this pay-for-performance incentive, which equates to more compensation risk for TALX’s executives than for those of TALX’s peer groups due to the relative mix of lower-than-market salary and higher-than-market annual bonus pay-for-performance incentive amounts. If approved by the shareholders, the 2005 Omnibus Incentive Plan presented as Proposal 3 to this Proxy Statement will allow deductibility for future awards under Code Section 162(m) that qualify as performance-based awards under applicable requirements.
      The annual incentive bonus plan formula has three variables: (1) the executive officer’s base salary, (2) an annual diluted EPS target (“Annual EPS Target”), including a sliding payout scale relative to attainment of the annual EPS target (the “Payout Percentage”), and (3) a bonus percentage pre-established each year by the Committee for each executive officer, all of which are further explained below. In the first quarter of a fiscal year, the Committee establishes the Annual EPS Target for that fiscal year. At the same time, the Committee establishes the Payout Percentage, a sliding scale based on the percentage of the Annual EPS Target actually achieved. For each plan participant, the Committee also determines the bonus for which the executive officer will be eligible, expressed as a percentage of the executive officer’s base salary. At the end of the year, the Committee compares the actual EPS from continuing operations to the Annual EPS Target to determine the Payout Percentage. TALX multiplies the individual’s base salary by the bonus percentage and the Payout Percentage to calculate each executive officer’s annual incentive bonus following each fiscal year-end.
      The Committee may adjust the Annual EPS Target from time to time in its sole discretion to adjust for unusual items, acquisitions, or other factors. At its January 27, 2005 meeting, the Committee decided to adjust the 2005 Annual EPS Target to exclude projected increases in earnings from the October 2004 acquisitions of TBT Enterprises, Inc. and Net Profit, Inc. In addition, the Committee decided to adjust the Annual EPS Target for all employees by excluding the effect on GAAP earnings of results of discontinued operations and, for all employees other than Mr. Canfield, by excluding the effect on GAAP earnings of a previously-disclosed $2.5 million charge in connection with our settlement with the SEC. The effect of these adjustments, other than the exclusion of the SEC settlement charge, was to raise the target, while the effect of excluding the SEC settlement charge was to lower the target. We believe that these changes to the Annual EPS Target and to the basis on which performance to the Annual EPS Target is measured provide a better evaluation of the performance of our business between historical periods, allow for equivalent comparisons to previous periods and retain for our employees incentive compensation that is comparable to their anticipated potential benefits, based on our planned performance for our employees when we completed our initial annual budgeting process for fiscal year 2005.

      In addition to the annual incentive bonus plan, Mr. Chaffin’s current incentive compensation award also contains divisional sales-based criteria, as well as gross profit margin and revenue targets for our UC eXpress division, with specified adjustments related to acquisitions.
      Retirement Plans. TALX offers retirement benefits to substantially all employees through a tax-qualified, employee-funded 401(k) plan. We made contributions to the plan, subject to ERISA limitations, of up to 2.4% of an employee’s cash earnings in fiscal year 2005. The retirement benefits under this plan for our executive officers are determined on the same basis as those available for other eligible employees. The plan results in individual participant balances that reflect a combination of: (1) a differing annual amount contributed by the Company or the employee; (2) the annual contributions being invested at the direction of the employee; and (3), as in (2), the continuing reinvestment of the investment returns until the accounts are paid out. This means that similarly situated employees, including our executive officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan; the amount of money contributed at the election of the participant from year to year; and the investments chosen by the participant. This plan does not involve any guaranteed minimum returns or above-market returns; the investment returns are dependent upon actual investment results.
      Stock-based Compensation. Awards of stock options under our stock option plans are intended to closely tie the long-term interests of our executives and our shareholders and to assist in the retention of executives. The Compensation Committee selects the executive officers, if any, to receive stock options and determines the number of shares subject to each option grant. All grants of stock options to our executive officers are ultimately authorized by our full Board of Directors. The Committee’s determination of the size of option grants is generally intended to reflect an executive’s position with the Company and his or her contributions to the Company, without regard to his or her existing stock ownership. Options generally have a five-year vesting period to encourage key employees to continue in the employ of the Company and are granted at prices equal to the market value of TALX stock on the date of grant. The Committee reviews the outstanding unvested options of the key executives from time to time and may grant additional options to encourage the retention of key executives. Options for 41,250 shares were granted to executive officers in fiscal 2005 (after adjustment for the effect of the 3-for-2 stock split), to reward the executive officers for their performance in fiscal 2005 and to establish appropriate incentives for these key executives. The Committee believes that the executive stock-based compensation is appropriate for our industry.
      The Board has reviewed and approved the TALX Corporation 2005 Omnibus Incentive Plan (the “Omnibus Plan”) for which TALX is seeking shareholder approval at the annual meeting (see “Proposal 3: To approve the TALX Corporation 2005 Omnibus Incentive Plan”). The Omnibus Plan permits TALX to award stock options to directors, executive officers, employees and consultants, as well as restricted shares, stock appreciation rights and performance-based awards, should the Committee determine that it is appropriate to do so.
      2004-2006 Long-Term Incentive Plan. Mr. Canfield participates in our 2004-2006 Long Term Incentive Plan for Selected Key Executives, which we refer to as the “LTIP.” The LTIP is designed to attract and motivate key selected employees toward long-term profit improvement and to permit them to earn additional compensation in the event that the profitability and asset productivity goals are achieved over the three-year term of the plan.
      Under the terms of the LTIP, our Compensation Committee determines the identities of the officers of TALX and our affiliates who are eligible to participate and generally has discretion with respect to other matters under the LTIP. Each participant must remain our employee for the entire term of the LTIP award, and no partial awards will be granted in the event of a participant’s termination prior to the completion of the final plan year, subject to the next sentence, unless the Compensation Committee authorizes a partial award. Awards will vest and become payable in part if termination occurs as a result of a participant’s death, disability or retirement before the completion of the term. Cash awards are determined as a percentage of a participant’s base salary for the final year of the plan. The LTIP commenced on April 1, 2003.

      Currently, Mr. Canfield is the only employee designated by the Compensation Committee to participate in the LTIP, as follows:

Estimated Future
		Performance or	Payouts Under
	Number of	Other Period	Non-Stock
	Performance	Until Maturation	Price-Based Plans
Name	Units(1)	or Payout	Target/Maximum

William W. Canfield	N/A	2004-2006	$450,000/$787,500	(1)

(1)	In the event that we meet or exceed the award criteria, and the other conditions under the LTIP are satisfied, we will pay Mr. Canfield an amount ranging from 100%-175% of his 2006 base salary pursuant to his award under the LTIP.
      On January 27, 2005, the Compensation Committee exercised its discretion under the LTIP and adjusted Mr. Canfield’s goals under the plan by excluding the effects of projected increases in operating income attributable to acquired companies during the life of the plan, as determined at the time of each of the Johnson & Associates, Sheakley Businesses, TBT Enterprises, Inc. and Net Profit, Inc. acquisitions. The effect of this adjustment is to remove the benefit of up-front expected performance improvement attributable to acquisitions, which has the effect of raising the goal for Mr. Canfield.
      Chief Executive Officer 2005 Compensation. The Chief Executive Officer’s compensation generally is based on the same policies and criteria as the other executive officers. Mr. Canfield, who is not a member of the Compensation Committee, did not participate in deliberations concerning his own compensation or in setting his performance objectives or goals. Mr. Canfield’s base salary for 2005 was increased by approximately 11% over his 2004 salary based upon the extent to which we achieved our earnings per share goals in 2004 and the Compensation Committee’s view of Mr. Canfield’s role in that achievement. Mr. Canfield received a merit bonus of $306,075 in fiscal 2005 in recognition of his performance in fiscal 2004. The Committee did not grant Mr. Canfield any stock options in fiscal year 2005. The Committee determined that Mr. Canfield’s currently outstanding options and stock ownership provide adequate incentive for future performance.
      The Compensation Committee is pleased to submit this report to TALX’s shareholders and believes that TALX’s pay-for-performance executive compensation is consistent with good executive compensation practices.
Richard F. Ford
Tony G. Holcombe
Eugene M. Toombs, Chairman
M. Stephen Yoakum
Compensation Committee Interlocks and Insider Participation
      All members of the Compensation Committee during fiscal year 2005 were determined to be independent directors, none of them was our employee or former employee, and none of them was a party to a related-party transaction that would be required to be disclosed under SEC regulations regarding disclosure of related party transactions. During 2005, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.
Certain Relationships and Related Transactions
      Our Policies. It is our policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse or competitive with TALX, or that interferes with the proper performance of their duties, responsibilities or loyalty to TALX. These policies are included in our Code of Business Ethics, which covers our directors, executive officers and other employees. The Nominating and Corporate Governance

Committee of the Board of Directors oversees the administration of the Code of Business Ethics and the Company’s Ethics Hotline.
      Nasdaq Rules. The Nasdaq rules defining “independent” director status also govern conflict of interest situations. Each of our directors other than Mr. Canfield qualifies as “independent” in accordance with Nasdaq rules. The Nasdaq rules include a series of objective tests that would not allow a director to be considered independent if the director had certain employment, business or family relationships with the Company. The Nasdaq independence definition includes a requirement that the Board also review the relations of each independent director to the Company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and TALX with regard to each director’s business and personal activities as they may relate to TALX and TALX’s management.
      SEC Rules. In addition to the TALX and Nasdaq policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving TALX and a director, executive officer or other specified party. There were no such transactions in fiscal year 2005, other than those with Messrs. Canfield discussed below. Further, with regard to SEC rules, we have not engaged in any transaction, or series of similar transactions, since the beginning of fiscal year 2005, or any currently proposed transaction, or series of similar transactions, to which TALX or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of our directors, executive officers, nominees for election as a director, beneficial owners of more than 5% of our Common Stock, or members of their immediate family had, or will have, a direct or indirect material interest, except for our employment of James W. Canfield, as described below.
      In addition, none of the following persons has been indebted to TALX or its subsidiaries at any time since the beginning of fiscal year 2005: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.
      Indemnification and Advancement of Expenses. Under our articles of incorporation, we are obligated to indemnify and advance expenses of our current and certain former officers and directors under certain circumstances to the fullest extent permitted by Missouri law, including Mr. Craig N. Cohen, who resigned as our Executive Vice President as of December 31, 2003, in connection with a pending investigation, as described below, subject to his obligation to repay amounts advanced under certain circumstances. Pursuant to our articles, we have advanced and will continue to advance certain individual expenses of Mr. Cohen in the investigation. During fiscal 2005, we advanced an aggregate of $82,000 for individual expenses. To the extent that we are required to indemnify Mr. Cohen against any fines or penalties assessed against him, these amounts will be borne by us and will not be covered by insurance. In addition, during fiscal 2005, we advanced an aggregate of $84,000 for individual expenses of William Canfield in a related matter.
      On May 5, 2004 we reached an agreement with the plaintiffs to settle all then-pending class action lawsuits, as further discussed in Note 16 of Notes to Consolidated Financial Statements included in our 2005 Annual Report on Form 10-K. The settlement called for payment of $5.75 million, which was made by our insurance carriers and did not impact earnings. For the year ended March 31, 2004, we recorded a liability for $5.75 million in accrued expenses and other liabilities representing the amount we owed under the settlement agreement. Additionally, we recorded $5.75 million in prepaid expenses and other current assets representing the amount we expected to receive from our insurance companies. On May 8, 2004, we received $5.75 million from our insurance companies, and on June 1, 2004, we paid the $5.75 million settlement.

      On October 6, 2004, the Court entered a Final Judgment and Order of Dismissal with Prejudice, approving the proposed settlement in all respects. The Court simultaneously issued an Order Approving Allocation of Settlement Proceeds. The Court’s Final Judgment provides that the claims of the named plaintiffs and all members of the class are dismissed with prejudice; that any claims that were or could have been alleged by the named plaintiffs or members of the class are released and forever discharged; and that the action is dismissed subject to the Court’s continuing jurisdiction with regard to implementation of the settlement and distribution of the settlement fund to the class.
      In the settlement of the civil suit, we released our insurance providers from related claims against our applicable insurance policies. Accordingly, the SEC settlement charge discussed below was not covered by insurance. Additionally, any further defense costs incurred by us in connection with the SEC investigation as indemnification on behalf of Mr. Cohen, and any future related litigation will be borne by us and will not be covered by insurance. In addition, to the extent that we are required to indemnify Mr. Cohen against any fines or penalties assessed against him, those amounts will be borne by us and not be covered by insurance. The application of any of the foregoing remedies, or the commencement of any regulatory proceeding or enforcement action, could harm our business and financial condition.
      On March 7, 2005, the U.S. District Court for the Eastern District of Missouri entered a final judgment against us whereby we agreed, without admitting or denying any liability, to pay $2.5 million in civil penalties and not to violate certain provisions of the federal securities laws in the future. In addition, the SEC entered an Order Instituting Proceedings Pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-And-Desist Order whereby we agreed, without admitting or denying any liability, to pay one dollar in disgorgement and not to violate certain provisions of the federal securities laws in the future. Separately, William Canfield, our Chairman, President and Chief Executive Officer, entered into a settlement with the SEC related to its investigation against him in a related matter. The terms of the settlement included the payment of $859,999 in disgorgement and $100,000 in civil penalties. In connection with the settlement, Mr. Canfield also consented, without admitting or denying any wrongdoing, not to violate certain specified provisions of U.S. securities laws in the future.
      In anticipation of the SEC settlement, we recorded a reserve of $3.0 million in the first quarter of fiscal year 2005. This charge was included in “other income (expense), net” in the consolidated statement of earnings for the quarter ended June 30, 2004. In the fourth quarter of fiscal year 2005, we reclassified the SEC settlement charge to “operating expenses” in our consolidated statement of earnings. Additionally, $0.5 million of the reserve recognized in the 2005 first quarter was reclassified to “general and administrative” expenses, representing related legal expenses incurred during the fiscal year.
      Related Party Employment. James W. Canfield, the son of our Chairman, President and Chief Executive Officer, is employed in a non-executive position with our Company as Director of Product Development. Mr. Canfield has a current annual salary of $115,600 and is eligible for a bonus of approximately $35,000 based upon certain performance goals. This bonus can decrease or increase based on the percentage achievement of these performance goals. Mr. Canfield is also eligible annually for an award of stock options. Both the bonus and stock option awards are granted under standard corporate compensation plans and are consistent with payments made to directors at Mr. Canfield’s level. For fiscal 2005, Mr. Canfield received $107,000 in salary, approximately $42,000 in bonus and 7,500 stock options for his services to the Company, after adjustment for the effect of the 3-for-2 stock split. Additionally, during fiscal year 2005, Mr. Canfield was awarded 3,000 stock options for fiscal year 2006, after adjustment for the effect of the 3-for-2 stock split.

Executive Officers
      The following sets forth certain information as of May 27, 2005 with respect to our executive officers. With the exception of Mr. William W. Canfield, as of May 10, 2005, each of our executive officers is a party to an “at will” employment contract described in more detail below. Mr. Canfield has been appointed to a term that will expire subject to his employment agreement described under the caption “Employment and Severance Agreements — Employment Agreement with Mr. Canfield.”

Name	Age	Position

William W. Canfield	66	Chairman, President and Chief Executive Officer
L. Keith Graves	38	Vice President, Chief Financial Officer and Assistant Secretary
Michael E. Smith	61	Vice President — Marketing
Edward W. Chaffin	53	President — UC eXpress
      William W. Canfield, Chairman, President and Chief Executive Officer. For more information about Mr. Canfield, please see the appropriate description above under the above caption “Nominees and Continuing Directors.”
      L. Keith Graves, Vice President, Chief Financial Officer and Assistant Secretary. Mr. Graves was elected Vice President in May 2005 and Chief Financial Officer and Assistant Secretary in May 2003. He is responsible for accounting and finance, as well as information systems, legal services, human resources and facilities operations. He previously served as Chief Accounting Officer, Managing Director of Finance and Controller. Mr. Graves has been with the Company since 1997. Prior to that, Mr. Graves spent five years with Bank of America (formerly Boatmens Bancshares) as Controller — Investment Banking Division and three years with KPMG LLP in the Audit Division. Mr. Graves is a CPA and holds a Bachelor of Science degree in Accountancy from the University of Missouri — Columbia.
      Michael E. Smith, Vice President — Marketing. Mr. Smith has been our Vice President — Marketing since 1994. He is responsible for corporate marketing, sales force automated support, sales and service training and marketplace research. Previously, from 1989 to 1994, Mr. Smith had product responsibility for our minicomputer-based interactive voice response system. Mr. Smith holds a Bachelor of Science degree in Mathematics from Southeast Missouri State University.
      Edward W. Chaffin, President — UC eXpress. Mr. Chaffin has been our President — UC eXpress since September 2004. Previously, he served as Vice President, Midwest and Southeast Regions since 2003 and held key operational, sales and client service positions since joining the Company in 1995. Prior to that, Mr. Chaffin was with The Application Group, a consulting firm in the payroll and human resources field, from 1993 through 1995 and with Kronos, Inc., a time reporting and labor management provider, from 1990 through 1993.

Executive Compensation
      Compensation Summary. The following table sets forth certain summary information for the fiscal years ended March 31, 2005, 2004 and 2003 concerning the compensation paid and awarded to each of our executive officers during such fiscal years.
Summary Compensation Table

					Long Term
	Annual Compensation				Compensation(2)

				Other Annual	Securities	All Other
				Compensation	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(3)	Options (#)(4)	($)(5)(6)

William W. Canfield	2005	$385,000	$306,075	$4,644	—	$35,276
Chairman, President and	2004	347,500	153,450	—	37,500	35,300
Chief Executive Officer	2003	328,750	247,500	—	75,000	35,400
L. Keith Graves	2005	$210,000	$154,900	$3,725	15,000	$5,379
Vice President, Chief	2004	175,000	55,250	—	37,500	4,744
Financial Officer and	2003	145,750	80,375	—	34,500	4,561
Assistant Secretary
Michael E. Smith	2005	$195,000	$134,550	$7,685	15,000	$5,303
Vice President — Marketing	2004	170,000	52,700	—	30,000	4,986
	2003	138,417	63,600	—	15,000	4,242
Edward W. Chaffin	2005	$177,083	$96,670	$5,148	11,250	$5,221
President — UC eXpress

(1)	Includes bonuses earned with respect to the reported year, which were paid in the following year, sales quota bonuses and payments for employee recruitment. The payment of bonuses based on performance is at the discretion of the Compensation Committee of the Board of Directors.

(2)	Mr. Canfield is eligible for an award under our 2004 — 2006 Long-Term Incentive Plan which, if earned, would be payable in fiscal year 2007. See “Compensation Committee Report on Executive Compensation — Chief Executive Officer 2005 Compensation” above for a description of the 2004 — 2006 Long-Term Incentive Plan.

(3)	We have not included in the Summary Compensation Table the value of incidental personal perquisites furnished to our executive officers, since such value did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any of such executive officers. Amounts included in this table represent reimbursement for payment of taxes associated with incidental personal perquisites. Additionally, Mr. Smith received $4,500 in fiscal year 2005 for payment in lieu of time off.

(4)	All amounts have been adjusted to give effect to all stock dividends and splits. Amounts reported for fiscal 2003 represent awards granted in the respective year in recognition of the Company’s and the individuals’ performance in the prior fiscal year. Amounts reported for fiscal 2004 include awards granted April 1, 2003 in recognition of the Company’s and the individuals’ fiscal 2003 performance, and awards granted February 27, 2004 in recognition of the Company’s and the individuals’ fiscal 2004 performance. Amounts reported for fiscal 2005 represent awards granted May 20, 2004 in recognition of increased responsibilities and January 27, 2005 in recognition of the Company’s and the individuals’ fiscal 2005 performance.

(5)	Includes premiums paid on Mr. Canfield’s life insurance policies for all years presented.

(6)	Represents contributions we made on behalf of Messrs. Graves, Smith, and Chaffin under our 401(k) Plan.

      Stock Option Awards. The following table presents certain information concerning stock options granted during fiscal 2005 to each of the Named Executives. All amounts have been adjusted to give effect to the 3-for-2 stock split, which was effected in the form of a 50 percent stock dividend, payable February 17, 2005, to shareholders of record January 20, 2005. The exercise price for all of the grants of stock options was the fair market value of the Common Stock on the dates of grant as determined by the Compensation Committee of the Board of Directors.
Option Grants in Last Fiscal Year

	Individual Grants(1)				Potential Realizable
					$ Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Shares	Options			Price Appreciation for
	Underlying	Granted to			Option Term(2)
	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal Year	Price ($/sh)	Date	5%	10%

William W. Canfield	—	—	—	—	—	—
L. Keith Graves	15,000	5.7%	$20.64	1/27/15	$194,706	$493,423
Michael E. Smith	15,000	5.7%	20.64	1/27/15	194,706	493,423
Edward W. Chaffin	7,500	2.8%	20.64	1/27/15	97,353	246,711
	3,750	1.4%	15.17	5/20/14	35,776	90,664

(1)	Represents incentive stock options granted pursuant to our 1994 Stock Option Plan. For a description of certain terms of such stock options, see “Shareholder-Approved Equity Compensation-1994 Stock Option Plan” below.

(2)	As required by the rules of the SEC, potential values are stated based on the prescribed assumptions that Common Stock will appreciate in value from the date of grant to the end of the option term at the indicated rates (compounded annually) and therefore are not intended to forecast possible future appreciation, if any, in the price of Common Stock.
      The following table sets forth, for the Named Executives, the number of shares for which stock options were exercised in fiscal 2005, the realized value or spread (the difference between the exercise price and market value on the date of exercise) and the number and unrealized spread of the unexercised options held by each at fiscal year end. All amounts have been adjusted to give effect to all stock dividends and splits.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of		Number of Shares Underlying			Value of Unexercised In-the-Money
	Shares		Unexercised Options at Fiscal Year End			Options at Fiscal Year-End(2)
	Acquired on	Value
Name	Exercise	Realized $(1)	Exercisable	Unexercisable	Total	Exercisable	Unexercisable	Total

William W. Canfield	—	$—	357,022	151,890	508,912	$3,666,887	$655,570	$4,322,457
L. Keith Graves	62,512	976,234	4,500	74,758	79,258	23,985	401,755	425,740
Michael E. Smith	—	—	68,726	56,777	125,503	837,434	287,635	1,125,069
Edward W. Chaffin	—	—	13,715	33,757	47,472	105,317	168,636	273,953

(1)	Reflects the difference between the exercise price and the market price on the date of exercise.

(2)	Reflects the difference between the exercise price and $18.16 per share, which was the closing price of the Common Stock on March 31, 2005.
      2004-2006 Long-Term Incentive Plan. No awards were made under our 2004-2006 Long-Term Incentive Plan in fiscal year 2005. Mr. Canfield is eligible for an award under our 2004-2006 Long-Term Incentive Plan which, if earned, would be payable in fiscal year 2007. See “Compensation Committee Report on Executive Compensation — Chief Executive Officer 2005 Compensation” above.

Equity Compensation Plan Information
      The following table sets forth aggregate information regarding the shares of our Common Stock that may be issued under all of our equity compensation plans as of March 31, 2005.

					(c)
	(a)		(b)		Number of Securities Remaining
	Number of Securities to		Weighted-Average		Available for Future Issuance under
	be Issued upon Exercise		Exercise Price of		Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,		(Excluding Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights		Column (a))(1)

Equity compensation plans approved by security holders	2,489,722		$10.65		1,164,847
Equity compensation plans not approved by security holders	68,062	(2)	$3.21	(2)	—	(2)
Total	2,557,784		$10.45		1,164,847

(1)	At March 31, 2005, 548,541 shares remained available for issuance under the 1994 Stock Option Plan, as amended; 99,792 shares remained available for issuance under the Outside Directors’ Plan, as amended; and 516,514 shares remained available for issuance under the 1996 Employee Stock Purchase Plan, as amended. If shareholders approve the 2005 Omnibus Incentive Plan at the Annual Meeting of Shareholders, the 2005 Plan will replace the 1994 Stock Option Plan and the Outside Directors’ Stock Option Plan (collectively, the “Former Plans”) in effect as of the date of this Proxy Statement, and no future grants will be made under the Former Plans. Except for shares of Common Stock issuable pursuant to outstanding awards, whether or not vested, shares of Common Stock available under the Former Plans will no longer be available for issuance under the Former Plans, and no shares of Common Stock forfeited or cancelled under the Former Plans will be available for grants under the 2005 Plan.

(2)	We are obligated to issue an unspecified amount of securities pursuant to a strategic alliance agreement, as described below under “Non-Shareholder Approved Equity Compensation — Strategic Alliance.” The amounts reflected in columns (a) and (b) do not reflect any potential obligations pursuant to this agreement, as we do not expect to issue any shares under this agreement in fiscal year 2006 and we are unable to estimate any amounts for future years.
Shareholder-Approved Equity Compensation
      1994 Stock Option Plan. On August 31, 1994, we adopted a stock option plan, which succeeded an earlier plan, that was amended and restated in July 1996 and further amended in September 1998 and September 2000 (the “1994 Stock Option Plan”), with the approval of shareholders. Under the 1994 Stock Option Plan, the Board of Directors may from time to time grant options to purchase up to 4,573,800 shares (after giving effect to all stock dividends and splits) of Common Stock to certain key employees, who will be designated by a committee selected to administer the Plan; 577,344 shares are available for future grants as of May 27, 2005. The purchase price of stock options will not be less than fair market value (110% of fair market value in the case of 10% shareholders), in the case of incentive stock options, or as determined by the Compensation Committee in the case of non-qualified stock options. The purchase price may be paid in cash or, in the discretion of the Compensation Committee, shares of Common Stock. Option terms will not be more than ten years (five years in the case of incentive stock options awarded to 10% shareholders). Options vest evenly over five years from the date of grant; provided, that except in the case of death, disability or termination of employment, no option may be exercised at any time unless the optionee is then an employee or an officer or director of the Company or a subsidiary and has been so continuously since the granting of the option. Notwithstanding the foregoing limitations, in the event of a Change in Control (as defined in the 1994 Stock Option Plan), options will become immediately exercisable and remain exercisable during the term thereof, notwithstanding a subsequent termination within twelve months of the date of the Change in Control. Unless earlier terminated by the Board, the 1994 Stock Option Plan will terminate on July 15, 2006.

      1996 Employee Stock Purchase Plan. In July 1996, we established the 1996 Employee Stock Purchase Plan which was amended in September 1998 and September 2000 and amended and restated in May 2001 (the “1996 Employee Stock Purchase Plan” or “ESPP”), with the approval of shareholders, to provide our employees with an opportunity to purchase Common Stock through payroll deductions through periodic offerings to be made during the period from January 1, 1997 to December 31, 2006. A total of 1,361,250 shares (after giving effect to all stock dividends and splits) of Common Stock were reserved for issuance under the ESPP, and 877,746 shares of such shares have been issued under the ESPP as of May 27, 2005. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.
      We generally make one or more periodic offerings, each offering to last three months, provided that a committee of the Board of Directors will have the power to change the duration without shareholder approval, to participating employees to purchase stock under the ESPP. Employees will participate in the ESPP through authorized payroll deductions, which must exceed $20.00 per month but may not exceed 15% of the compensation such employee receives during each offering period or $25,000 in value of stock per year. Amounts withheld from payroll are applied at the end of each offering period to purchase shares of Common Stock. If a participant ceases his or her payroll deductions, the committee that administers the ESPP may return any cash remaining in the participant’s account to the participant or allow such cash to remain in such account to be applied to the purchase of shares at the end of the then current offering period. The purchase price of the Common Stock is equal to 85% of the lower of (i) the market price of Common Stock at the beginning of the applicable offering period or (ii) the market price of Common Stock at the end of each offering period. The Compensation Committee may impose reasonable administrative fees on participants to defray the costs of administering the ESPP. Fees imposed may not exceed the actual administrative costs of the ESPP.
      In addition, we have established a stock option plan for our outside directors. See “Director Compensation” above.
Non-Shareholder Approved Equity Compensation
      AGE Investments Warrant. In May 1999, we entered into an agreement with A.G. Edwards & Sons, Inc. under which they provide us with strategic advisory services. Pursuant to that agreement, we issued to AGE Investments, Inc., an affiliate of A.G. Edwards & Sons, Inc., warrants to purchase a total of 68,062 shares (after anti-dilution adjustments) of our Common Stock at an exercise price of $3.21 per share, which vested ratably over three years. The warrants remained unexercised as of May 27, 2005 and expire on May 7, 2007. The warrants provide AGE Investments certain registration rights with respect to the Common Stock it receives upon exercise of the warrants.
      Strategic Alliance. Effective November 1, 2000, we entered into a sales and operations cooperation agreement with a provider of HR business process outsourcing services, or “HRO,” which we amended and restated in October 2002. Under the restated agreement, we entered into a strategic alliance with this leading provider to provide employment verification services to the HRO and its clients. Under the restated agreement, the HRO has agreed to market The Work Number to its clients and to provide us with their clients’ employee data. In exchange for this service, we have agreed to share a percentage of the revenues that we receive through the strategic alliance, and in the event that we receive net revenues from their clients in excess of specified amounts, as defined in the restated agreement, we have agreed to pay a portion of these fees in shares of our Common Stock, based on a formula. The agreement has a term of eight years with automatic one-year renewal periods if not terminated upon 60 days notice by either party after November 1, 2010. In the event of a default by either of us, the agreement is terminable upon 30 days notice. Unless we have sufficient available and unreserved authorized shares of Common Stock, we will not be able to issue shares to the HRO under the agreement without first seeking shareholder approval to amend our articles of incorporation to authorize additional shares of available Common Stock. We do not expect to issue any shares of our Common Stock under this agreement in fiscal year 2006.

Employment and Severance Agreements
      In fiscal year 2005, we were parties to employment agreements with William W. Canfield (36 months commencing 1996; $450,000 per year), L. Keith Graves (12 months commencing 2003; $240,000 per year), Michael E. Smith (12 months commencing 1996; $214,500 per year), and Edward W. Chaffin (12 months commencing 2005; $198,000 per year). As discussed below, effective May 10, 2005, we replaced the agreements with Messrs. Graves, Chaffin and Smith with new agreements. Mr. Canfield’s agreement was not replaced, and the description of the former agreement continues to govern our relationship with Mr. Canfield. The date of commencement and initial term of each superseded agreement that was in force for fiscal year 2005 as well as each individual’s annual base salary under the agreement is as noted in parenthesis next to each individual’s name; the base salary would not be decreased and is generally increased on an annual basis. Each of the employment agreements automatically extended annually for an additional one-year period unless earlier terminated by us or the employee upon specified notice. Such employees were also eligible for a performance bonus based on a formula recommended by a committee of the Board of Directors and approved by the Board of Directors. Each employment agreement contains confidentiality provisions that extend indefinitely after termination of employment as well as non-solicitation and non-competition provisions that extend for one year or more after termination of employment.
      Employment Agreement with Mr. Canfield. If the employment agreement is terminated by the Company without “cause” (as defined in the agreement, but including, without limitation, breach by the employee of the employment agreement) or by Mr. Canfield for “good reason” (as defined in the agreement, but including, without limitation, breach of the employment agreement by the Company, the reduction of salary, benefits or other perquisites provided to Mr. Canfield under the agreement and failure by the Company to agree to an extension of Mr. Canfield’s employment agreement), we would be obligated to pay Mr. Canfield his annual base salary plus a bonus (based on his estimated bonus for the year of termination) over the period (the “Continuation Period”) which is equal to the original term of his agreement and which period commences on the date of early termination of Mr. Canfield, and such amount shall be payable ratably over such Continuation Period, as well as to continue his employee benefits over such Continuation Period. However, if any of the remaining employment agreements is terminated by the Company with “cause” or by the employee without “good reason,” Mr. Canfield is only entitled to be paid through the date of his early termination.
      Further, if within 12 months of a “Change of Control” of the Company Mr. Canfield, under certain circumstances, is terminated or resigns, he will be entitled to (i) a lump-sum cash payment equal to $1 less than three times an amount equal to the average annual compensation received by Mr. Canfield from the Company reported on his Form W-2 for the five calendar years preceding the calendar year of the Change of Control and (ii) the continuation of certain health insurance benefits for a three-year period. Additionally, we have agreed to make certain “gross-up” payments in the event any excise taxes are imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended or replaced, related to the employment agreement.
      The term “Change of Control”, as used in Mr. Canfield’s agreement, shall mean (i) a change of control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date of the agreement, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or any comparable successor provisions. Without limiting the foregoing, a “Change of Control” shall also include, without limitation, (i) the purchase or other acquisition by any person or group of beneficial ownership of 25% or more of either the then outstanding shares of Common Stock or the combined voting power of our then outstanding voting securities entitled to vote in the election of directors, (ii) when individuals who, as of the date of the employment agreement, constitute the Board of Directors of the Company cease for any reason to constitute at least two-thirds of the Board of Directors, provided that generally persons who are approved by the incumbent Board will be deemed a member thereof, and (iii) approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of our assets. The employment agreement contains an arbitration provision.
      Employment Agreement with Messrs. Graves, Smith, and Chaffin. In connection with its annual review of executive officer compensation, the Compensation Committee adopted new employment agreements for Messrs. Graves, Smith, and Chaffin which commenced effective May 10, 2005 and may be terminated by either us or the employee at any time, subject to the terms of the agreements. If we terminate an employment agreement without “cause” and not “based on actions by the Company,” as those terms are described below, we would be obligated to pay the executive all base and incentive compensation earned through the date of termination, as well as any other compensation determined to be appropriate by the Compensation Committee after considering factors such as the executive’s and our performance, whether or not under an existing plan.
      The term “cause” means:

•	a material breach by the executive of the employment agreement that is not cured within 10 days’ written notice from us,

•	crimes against moral turpitude,

•	willful violation of the employment agreement,

•	willfully engaging in conduct that damages our business or reputation or materially injures us, or

•	regularly failing to perform assigned duties and responsibilities on a timely basis or at a level of expected competence in view of the executive’s position within TALX.
      If we terminate an employment agreement for cause or if the executive terminates his employment agreement at will (unless “based on actions by the Company”), the executive would receive his base salary earned to the date of termination, but would not be entitled to receive incentive compensation (unless otherwise determined by the Compensation Committee).
      In the event of termination due to death or disability, the executive or his estate will receive his annual base salary through the end of the month in which the death or disability occurs and will be entitled to participate on a pro rata basis in the annual incentive program, as recommended by the Compensation Committee. “Disability” means the inability of the executive to perform the services required to be rendered by him for a period of 180 days during any twelve month period.
      In the event of all of the above, an executive would be entitled:

•	to continue to participate in employee benefits through the date of termination (or in the case of death or disability, through the end of the month in which the executive dies or becomes disabled) or thereafter if so provided in the applicable benefit documents, and

•	to receive certain “gross-up” payments that would be designed to reimburse, on an after-tax basis, the executive for any excise taxes that would be imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended or replaced, relating to “golden parachute” payments received in connection with benefits and payments provided under an employment agreement or otherwise arising out of the executive’s employment.
      The executive may claim that the termination was “based on actions by the Company” by providing the Company with notice of such claim within 60 days after the triggering event or, if applicable, in the Executive’s notice of termination. In the event that termination is deemed to be based on actions by the Company, the executive would be entitled to receive:

•	a lump sum payment equal to one year of his annual base salary,

•	the targeted incentive compensation under our annual incentive program,

•	other employee benefits for one-year following the termination, and

•	in the event that the termination is in connection with a change of control of the Company, reimbursement of reasonable out-of-pocket expenses related to the executive’s outplacement services.
      The term “actions by the Company” means:

•	notice by the Company of its desire to terminate the employment agreement without cause;

•	a material breach by TALX of the employment agreement that is not cured within 10 days’ written notice from the executive;

•	a reduction of more than 20% of salary, incentive compensation, benefits and other financial perquisites provided to the executive under the employment agreement over a period of one year, or a more than 30% such reduction over a three-year period, subject to specified exceptions with respect to incentive compensation;

•	TALX requiring the executive to relocate from his current residential city or the St. Louis metropolitan area or causing him to spend more than 90 consecutive days away from his office during any consecutive twelve-month period; or

•	the failure by us to obtain a successor’s commitment, either by contract or operation of law, to perform our obligations under the employment agreement.
      If disputed, claims that actions by the Company led to a termination or that the executive was terminated for cause are subject to binding arbitration as provided in the employment agreement. In the event that the executive prevails (either rebutting a claim by the Company of “cause” or showing that a termination is based on actions by the Company), the termination will be deemed to have been based on actions by the Company. Conversely, in the event that an executive does not prevail (either failing to rebut a claim by the Company of “cause” or to show that a termination is based on actions by the Company), then he will be deemed to have been terminated for cause for purposes of the employment agreement.
      The new employment agreements provide that an executive’s base salary will be reviewed annually by the Compensation Committee. Each executive is also entitled to participate in the Company’s annual incentive program and other benefit plans and applicable programs, practices and arrangements maintained by the Company for its employees, to the extent consistent with the terms of the employment agreement.
Audit Committee Report
      The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are oversight, counseling and direction to the Company’s management in the best long-term interests of the Company and its shareholders. The Audit Committee has been established for the purpose of overseeing the Company’s accounting and financial reporting processes and audits of the Company’s annual financial statements and internal control over financial reporting.
      Three non-employee directors comprise the audit committee. All are independent as defined in Rule 4200 (a)(14) of the Rules of the NASD. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis, and the Board last reviewed the charter in October 2004.
      As described more fully in its charter, included as Attachment A to this Proxy Statement, the purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications, independence, and performance, (4) our accounting and financial reporting processes and audit of our financial statements, and (5) our Code of Business Ethics. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company

Accounting Oversight Board (United States) and expressing opinions on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate, and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.
      The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is indeed “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.
      The Audit Committee has an agenda for the year that includes reviewing the Company’s financial statements, internal control over financial reporting and audit matters. The Audit Committee meets each quarter with management to review the Company’s interim financial results and KPMG to review the results of its quarterly review before the publication of the Company’s quarterly earnings press releases. Management’s and the independent registered public accounting firm’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent registered public accounting firm. In addition, the Audit Committee generally oversees the Company’s internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by the Company’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.
      Among other matters, the Audit Committee monitors the activities and performance of the Company’s independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Company’s independent registered public accounting firm provides the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discusses with the independent registered public accounting firm and management that firm’s independence.
      The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2005, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. The Audit Committee has also reviewed and discussed with KPMG its attestation report on management’s assessment of internal control over financial reporting and its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended March 31, 2005.
      In accordance with Audit Committee policy and the requirements of the law, the Audit Committee pre-approves all services to be provided by KPMG. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chairman then communicates such pre-approvals to the full Audit Committee. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed. See “Proposal 4: Ratification of Appointment of Independent

Registered Public Accounting Firm” for more information regarding fees paid to KPMG for services in fiscal years 2004 and 2005.
      The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended March 31, 2005 with management and KPMG; management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles; and KPMG represented that their presentations included the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates.
      Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to herein and in the charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005 to be filed with the SEC.
Richard F. Ford
Craig E. LaBarge, Chairman
M. Stephen Yoakum

Performance Graph
      This section includes a line graph comparing the cumulative total shareholder return on our Common Stock with The Nasdaq Stock Market (U.S.) and the Nasdaq Computer and Data Processing Index for the five fiscal years ending March 31, 2005. The graph and the table assume that $100 was invested on March 31, 2000 in each of our Common Stock, The Nasdaq Stock Market and the Nasdaq Computer and Data Processing Index, and that all dividends were reinvested. The indices are included for comparative purposes only. They do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of our Common Stock and are not intended to forecast or be indicative of future performance of our Common Stock.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among TALX Corporation, The NASDAQ Stock Market (U.S.) Index
and the NASDAQ Computer & Data Processing Index

	3/00	3/01	3/02	3/03	3/04	3/05

TALX Corporation	100	215.17	154.16	126.76	215.23	269.49
Nasdaq Stock Market (U.S.)	100	47.07	41.31	21.97	38.41	37.26
Nasdaq Computer and Data Processing	100	32.47	32.30	24.83	35.04	35.09

*	$100 invested on 3/31/00 in stock or index — including reinvestment of dividends. Fiscal year ending March 31.
      The information set forth above in the Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Performance Graph shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.
II.     INCREASE IN THE NUMBER OF AUTHORIZED
SHARES OF COMMON STOCK TO 75,000,000
      The Board of Directors has approved an amendment (“Amendment”) to Article Three of the Company’s Restated Articles of Incorporation (as amended, “Articles”) to increase the authorized common stock, par value $0.01 per share (“Common Stock”) from 30,000,000 shares to 75,000,000 shares and directed that the amendment be submitted to our shareholders for their approval. If so approved, paragraph A of Article Three of the Articles will be amended to read as follows:

A. Classes and Number of Shares

The aggregate number of shares of capital stock which the Corporation is authorized to issue is 80,000,000 shares, consisting of 75,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”); and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

The remaining text of Article Three would remain unchanged.
      After approval of the Amendment, the authorized Common Stock available for future issuance will be approximately 54,000,000 shares. No shares of Preferred Stock are outstanding and there are no present plans for the issuance of any shares of Preferred Stock. The number of authorized shares of Preferred Stock would remain unchanged.
      The Board believes that an increase in the number of authorized shares is in the best interests of TALX and our shareholders so that we maintain an adequate reserve of authorized but unissued shares. Such reserve of shares may be used for the purposes described below.
Reasons for the Proposed Amendment
      The number of authorized shares of Common Stock of the Company has remained at 30,000,000 since our initial public offering in 1996. The following table summarizes information about our Common Stock, our various stock option plans and other stock-related incentive plans and other expected uses for our Common Stock as of May 27, 2005:

	Outstanding	Available(1)	Total(1)

1994 Stock Option Plan	2,290,079	577,344	2,867,423
Outside Directors’ Plan	90,961	90,417	181,378
Employee Stock Purchase Plan		483,504	483,504
AGE Investments Warrant	68,062	—	68,062
Shares of Common Stock Issued and Outstanding	—	—	20,990,997

Total shares issued, outstanding, or subject to issuance	2,449,102	1,151,265	24,591,364

(1)	We are obligated to issue an unspecified amount of securities pursuant to a strategic alliance agreement, as described above under “Non-Shareholder Approved Equity Compensation — Strategic Alliance.” The amounts reflected herein do not reflect any potential obligations pursuant to this agreement, as we do not expect to issue any shares under this agreement in fiscal year 2006 and we are unable to estimate any amounts for future years.
      Although we have no specific plans to use the additional authorized shares of Common Stock, our Board of Directors believes that it is prudent to increase the number of authorized shares of Common Stock to the proposed level to provide a reserve of shares for issuance in connection with possible stock splits or stock dividends, should the Board of Directors determine that it would be desirable to facilitate a broader base of shareholders. The Amendment will also provide flexibility with respect to other matters such as financings, corporate mergers, acquisitions of property, shareholder rights plans, establishing strategic relationships with corporate partners, employee benefit plans and other general corporate purposes. Currently there are no definite plans, agreements or arrangements in place requiring the utilization of these additional shares but they would be available for issuance from time to time in the discretion of the Board, normally without shareholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by Nasdaq rules). Having such additional authorized Common Stock available for issuance in the future would, however, allow the Board of Directors to issue shares of Common Stock without the delay and expense associated with seeking shareholder approval at a special shareholders’ meeting. Elimination of such delays and expense occasioned by the necessity of obtaining shareholder approval will better enable the Company, among other things, to take advantage of changing market and financial conditions.
      The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to our currently outstanding Common Stock. Adoption of the proposed Amendment and issuance of the Common Stock would not affect the rights of the holders of our currently outstanding Common Stock, except for effects incidental to increasing the number of shares outstanding of our Common Stock. Any future issuance of Common Stock would be subject to the rights of holders of any outstanding shares of any Preferred Stock.
      The holders of our Common Stock do not have preemptive rights to purchase any shares of authorized capital stock of the Company. The Board may authorize the issuance of such shares without further shareholder approval, except to the extent that shareholder approval may be required to meet certain requirements of the Internal Revenue Code of 1986, as amended, in connection with employee benefit plans and of the Nasdaq National Market in connection with the inclusion of additional shares.
      Although an increase in the authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect by, for example, allowing the issuance of stock that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of TALX with another company, this proposal is not in response to any effort of which we are aware to accumulate our Common Stock or to obtain control of us, nor is this part of a plan by us to recommend a series of similar amendments to our shareholders. If the proposed amendment is approved, the Company will file the Amendment as soon as practicable after the meeting. See “Voting” below regarding the affirmative votes required for this proposal to pass.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.
III.     APPROVAL OF THE TALX CORPORATION
2005 OMNIBUS INCENTIVE PLAN
      The Board of Directors has unanimously approved the 2005 Omnibus Incentive Plan (the “2005 Plan”), subject to shareholder approval at the Annual Meeting.
      Description of the 2005 Plan. The 2005 Plan is an “omnibus” stock plan permitting a variety of equity programs designed to provide flexibility in implementing equity and cash awards, including incentive stock options, non-qualified stock options, restricted stock grants, unrestricted stock grants, stock appreciation rights and performance units. Participants in the 2005 Plan may be granted any one of the equity awards or any combination of them, as determined by the Board or the Committee defined below. The following is a summary of the principal provisions of the 2005 Plan. This summary is qualified in its entirety by reference to the full text of the 2005 Plan, which is attached as Attachment B to this Proxy Statement.
      Purpose of the 2005 Plan. The purpose of the 2005 Plan is to further align the interests of employees, directors and consultants with those of our shareholders by providing incentive compensation opportunities tied to the performance of our Common Stock and by promoting their increased ownership of our Common Stock. The 2005 Plan is also intended to advance the interests of TALX and our shareholders by attracting, retaining and motivating the personnel upon whose judgment, initiative and effort the successful conduct of our business is largely dependent.
      Shares Reserved for Issuance. We have reserved 3,000,000 shares of Common Stock for issuance under the 2005 Plan. As of July 8, 2005, there were 21,109,660 shares of TALX Common Stock outstanding. If shareholders approve the 2005 Plan at the Annual Meeting of Shareholders, the 2005 Plan will replace the 1994 Stock Option Plan and the Outside Directors’ Stock Option Plan (collectively, the “Former Plans”) in effect as of the date of this Proxy Statement, and no future grants will be made under the Former Plans. Shares of Common Stock available under the Former Plans will no longer be available for issuance under the Former Plans, and no shares of Common Stock forfeited or cancelled under the Former Plans will be available for grants under the 2005 Plan. The number of shares outstanding and available as of May 27, 2005 under the Former Plans is set forth under Proposal 2 to this Proxy Statement.
      Limits on Awards. A maximum of 3,000,000 shares of Common Stock may be issued and sold under all awards, restricted and unrestricted, granted under the 2005 Plan. The maximum number of shares of Common Stock that may be subject to stock awards granted to any one Participant (as defined below) during any single fiscal year period is 100,000. We may not issue fractional shares and will round down any share amounts under the 2005 Plan.
      Shares of Common Stock issued and sold under the 2005 Plan may be either authorized but unissued shares, shares purchased on the open market, whether or not pursuant to our stock repurchase plan, as in effect from time to time, or shares held in our treasury. To the extent that any award involving the issuance of shares of Common Stock expires or terminates without an issuance of shares of Common Stock being made for any reason, the shares of Common Stock covered by that award will no longer be counted against the foregoing maximum share limitations and may again be made subject to awards under the 2005 Plan pursuant to such limitations. Any awards or portions thereof that are settled in cash and not in shares of Common Stock shall not be counted against the foregoing maximum share limitations. Any shares exchanged by a Participant or withheld from a Participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or payment of an award will not be returned to the number of shares available for issuance under the 2005 Plan.
      Administration. Our Board of Directors will delegate administration of the 2005 Plan to a committee comprised of no fewer than two members of the Board of Directors (the “Committee”). We intend for each Committee member to satisfy the requirements for (i) an “independent director” for purposes of our Compensation Committee Charter, (ii) an “independent director” under Nasdaq National Market rules, (iii) a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act, and (iv) an “outside director” under Section 162(m) of the Internal Revenue Code.
      The Committee will have such powers and authority as may be necessary or appropriate to carry out the functions of the Committee as described in the 2005 Plan. Subject to the express limitations of the 2005 Plan, the Committee will have authority in its discretion to determine the individuals to whom, and the time or times at which, awards may be granted, as well as the terms and provisions of individual awards, including without limitation:

•	the number of shares, units or other rights subject to each award,

•	the exercise, base or purchase price of an award (if any),

•	the time or times at which an award will become vested, exercisable or payable, the performance goals and other conditions of an award,

•	the duration of the award, and

•	all other terms of the award.
      The Committee may prescribe, amend and rescind rules and regulations relating to the 2005 Plan. All interpretations, determinations and actions by the Committee will be conclusive and binding upon all parties. Additionally, the Committee may, to the extent permitted by law, delegate to any officer the ability to grant and determine terms and conditions of awards under the 2005 Plan to certain employees, and the Committee may delegate to any appropriate officer or employee responsibility for performing certain ministerial functions under the 2005 Plan.
      Eligibility. Any person who is an employee of TALX or any of our subsidiaries, any director or any consultant (including potential new hires), as determined by the Committee, is eligible to be designated by the Committee to receive awards and become a participant under the 2005 Plan (a “Participant” or the “Participants”). Excluding outside consultants who have not been identified, there are approximately 1,500 individuals currently eligible to participate under the 2005 Plan at the mailing date.
      Types of Plan Awards. The 2005 Plan includes the following equity compensation awards: incentive stock options, non-qualified stock options, restricted stock awards, unrestricted stock awards, stock appreciation rights, performance units, and cash- and performance-based awards, each of the material terms of which are described below.
      Stock Options. Stock options granted under the 2005 Plan may be either incentive stock options or non-qualified stock options, subject to the provisions of Section 422 of the Internal Revenue Code.
      The exercise price per share of a stock option may not be less than the fair market value of our Common Stock on the date the option is granted, provided that the Committee may in its discretion specify for any stock option an exercise price per share that is higher than the fair market value of our Common Stock on the date the option is granted, provided further that if a Participant owns more than 10% of our total combined voting power, then the minimum exercise price will be 110% of the fair market value of our Common Stock on the date the option is granted. The exercise price is payable in cash, shares of our Common Stock owned for at least six months by the Participant exercising the option (or longer as required by the Code, in the case of an incentive stock option), through a broker-assisted cashless exercise or otherwise as permitted by the Committee; provided that in no event may such methods of payment violate the Sarbanes-Oxley Act of 2002. The Committee will determine the period during which a vested stock option may be exercised, provided that the maximum term of a stock option shall be ten years (or five years, in the case of a Participant who owns in excess of 10% of our total combined voting power) from the date the option is granted. Except as otherwise provided by the Committee, no stock option may be exercised at any time during the term thereof unless the Participant is then in the service of TALX or one of our subsidiaries.
      Generally, unless otherwise specified in a particular award, a Participant’s right to exercise a stock option granted under the 2005 Plan expires, and such option terminates, (i) one year after termination of service if service ceased due to disability or death or (ii) immediately prior to termination of employment, except that the Committee may in its discretion permit a Participant whose termination occurs with our approval or other than for “cause” (as defined in the 2005 Plan or in a particular award) to exercise incentive stock options within three months of termination or, with respect to another type of award, such longer period as may be approved by the Committee, not to exceed the original term of the award. A consultant’s right to exercise a stock option granted under the 2005 Plan expires, and such option terminates, within three months after termination of service or the underlying contract.
      All stock options are nontransferable during the life of the Participant. However, in appropriate circumstances, and only if explicitly noted in the award agreement and permissible by law, the Committee may provide for limited transferability of stock options.
      Subject to anti-dilution adjustment provisions in the 2005 Plan, without the prior approval of our shareholders, neither the Committee nor the Board of Directors may amend the 2005 Plan or any award to:

•	increase the maximum number of shares as to which awards may be granted under the 2005 Plan;

•	change the class of employers to whom incentive stock options may be granted;

•	withdraw the authority to administer the 2005 Plan from the Committee;

•	increase the maximum amount that can be paid under a performance award;

•	change the specified performance objectives under a performance award;

•	modify the eligibility requirements for performance awards under the 2005 Plan;

•	make any other amendments or modifications which require shareholder approval under applicable law or the rules of the Nasdaq National Market.
      No termination or amendment of the 2005 Plan may be made without the consent of Participants whose awards would experience a material adverse effect.
      Stock Appreciation Rights. A stock appreciation right entitles a Participant, upon settlement, to receive a payment based on the increase of the value of TALX stock from the time the stock appreciation right is granted until the time it is exercised (or settled). The terms and conditions of an award will be set forth in an award agreement, except that payment may only be made in Common Stock. Stock appreciation rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event. Stock appreciation rights will be exercisable or payable at such time or times and upon conditions as may be approved by the Committee, provided that the Committee may accelerate the exercisability or payment of a stock appreciation right at any time, including without limitation, in connection with a change of control.
      A stock appreciation right may, but need not, be granted in tandem with a stock option, either at the time of grant or at any time thereafter during the term of the stock option. A tandem stock option/stock appreciation right will entitle the holder to elect, as to all or any portion of the number of shares subject to such stock option/stock appreciation right, to exercise either the stock option or the stock appreciation right, resulting in the reduction of the corresponding number of shares subject to the right so exercised as well as the tandem right not so exercised. A stock appreciation right granted in tandem with a stock option hereunder will have a base price per share equal to the per share exercise price of the stock option, which under the 2005 Plan shall not be less than 100 percent of the fair market value of the shares of Common Stock of the Company on the date the right is granted, and will be vested and exercisable at the same time or times that a related stock option is vested and exercisable and will expire no later than the time at which the related stock option expires.
      A stock appreciation right will entitle the holder, upon exercise or other payment of the stock appreciation right, as applicable, to receive an amount determined by multiplying: (i) the excess of the fair market value of a share of Common Stock of the Company on the date of exercise or payment of the stock appreciation right over the base price of such stock appreciation right, by (ii) the number of shares as to which such stock appreciation right is exercised or paid. Payment of the amount determined under the foregoing may only be made in shares of Common Stock valued at their fair market value on the date of exercise. Awards made under the 2005 Plan involving deferrals of income, including stock appreciation rights, must satisfy the requirements of Section 409A of the Internal Revenue Code to avoid adverse tax consequences to Participants. These requirements include limitations on election timing, including the timing of exercise of stock appreciation rights, acceleration of payments, and distributions of awards and award proceeds. The Company intends to structure any awards under the 2005 Plan, including awards of stock appreciation rights, to meet the applicable tax law requirements in Internal Revenue Code Section 409A in order to avoid these adverse tax consequences. Restricted Stock Awards.
      Restricted Stock Awards. Restricted stock awards represent shares of TALX Common Stock granted subject to restrictions on transfer and vesting requirements as determined by the Committee. The restrictions imposed on shares granted under a restricted stock award will lapse in accordance with the vesting requirements specified by the Committee in the award agreement, provided that the Committee may accelerate the vesting of a restricted stock award at any time and vesting will occur immediately in the event of a change of control or, unless otherwise provided in a particular award, upon the death or disability of the Participant. Such vesting requirements may be based on the continued service of the Participant with TALX or our subsidiaries for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion. Restricted Stock awards will be subject to graded vesting with a minimum vesting period of three years, unless otherwise determined by the Committee. If the vesting requirements of a restricted stock award are not satisfied prior to the termination of the Participant’s service, the award will be forfeited and the shares of Common Stock subject to the award will be returned to the Company. If the Participant paid for the restricted shares, then upon a termination of a Participant’s service the Company will have the right to repurchase any restricted shares for the original purchase paid by the Participant.
      Shares granted under any restricted stock award may not be transferred, assigned or made subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee.
      Performance Units. The Committee may grant awards of performance units, which will consist of the right to receive a payment based on the fair market value of our Common Stock on the applicable date of delivery or other time period of determination. A performance unit award will be subject to such restrictions and conditions as the Committee will determine, except that in no event will an individual receive an award valued in excess of $2 million in any one year.
      On the date the award is granted, the Committee shall in its discretion determine any vesting requirements with respect to a stock unit award, which shall be set forth in the award agreement, provided that the Committee may accelerate the vesting of a stock unit award at any time. A stock unit award may also be granted on a fully-vested basis.
      A performance unit award will become payable to a Participant at the time or times determined by the Committee and set forth in the award agreement, which may be upon or following the vesting of the award. Payment of a performance unit award may be made, at the discretion of the Committee, in cash or in shares of Common Stock of the Company, or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a performance unit award will be made based upon the fair market value of one share of our Common Stock, multiplied by the number of stock units granted, determined at such time as provided by the Committee. Depending on their terms, performance unit awards may be subject to Internal Revenue Code Section 409A, which in certain circumstances will result in adverse tax consequences to Participants. The Company intends to structure any performance unit awards under the 2005 Plan to be deductible under Section 162(m) of the Code and to meet the applicable tax law requirements of Code Section 409A in order to avoid these consequences.
      A stock award granted to a Participant represents shares of the Company’s Common Stock that are issued without restrictions on transfer and other incidents of ownership and free of forfeiture conditions, except as otherwise provided in the 2005 Plan and the award agreement.
      Subject to the provisions of the 2005 Plan and the applicable award agreement, upon the issuance of the Common Stock under a stock award the Participant will have all rights of a shareholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.
      Cash- and Performance-Based Awards. Cash-based awards may include, in the Committee’s discretion, incentive bonuses and long-term incentive awards based upon a percentage of a Participant’s base salary and the accomplishment of specific financial objectives and departmental performance goals, as set forth in a particular award agreement. The performance measures to be used for purposes of a performance-based award will be chosen by the Committee, in its sole and absolute discretion, from among the following: earnings per share of Common Stock; book value per share of Common Stock; net income (before or after taxes); operating income; return on invested capital, assets or equity; cash flow return on investments which equals net cash flows divided by owners’ equity; earnings before interest or taxes; earnings before interest, taxes, depreciation and amortization; gross revenues or revenue growth; market share; expense management; improvements in capital structure; profit margins; Common Stock price; total shareholder return; free cash flow; or working capital.
      No Repricings Without Shareholder Approval. The 2005 Plan prohibits the repricing of stock options without the approval of shareholders. This provision applies to both direct repricings (lowering the exercise price of a stock option) as well as indirect repricings (canceling an outstanding stock option and granting a replacement stock option with a lower exercise price).

      Change in Control. Awards under the 2005 Plan are subject to special provisions upon the occurrence of a “change in control” transaction (as defined in the 2005 Plan, in a participant’s award, or, if applicable, in Section 409A of the Code (or rules and regulations thereunder) with respect to the Company. A “change in control” is defined under the 2005 Plan to mean any of the following events:

•	A person or group (other than TALX, our subsidiaries or any other benefit plan or trust for the benefit of our employees) acquires or is deemed to beneficially own 20% or more of our voting power;

•	The replacement of a majority of the members of our Board, unless at least a majority of our incumbent Board members approves such replacement, including by settlement, except in the face of an actual or threatened election contest;

•	The consummation of a merger, reorganization or consolidation, after which our shareholders do not hold at least 50% of the voting power of the surviving entity and a majority of the members of the board or other governing body of the surviving entity were not members of our incumbent Board at the time of the execution of the initial agreement or the approval of the transaction by the Board;

•	The approval by our shareholders, and the commencement, of a liquidation or dissolution of us, or the sale of all or substantially all of our assets (in one or a series of transactions); or

•	Any other event that a majority of our incumbent directors determine, in their sole discretion, constitutes a “change in control.”
      If a “change in control” event occurs, (i) each outstanding stock option and stock appreciation right, to the extent that it will not otherwise have become vested and exercisable, will automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) each restricted stock award will become fully and immediately vested and all forfeiture and transfer restrictions thereon, and all of the Company’s repurchase rights with respect to such restricted shares, will lapse, and (iii) each outstanding performance unit award will become immediately and fully vested and payable.
      Section 162(m) Awards. Awards of options and stock appreciation rights granted under the 2005 Plan will automatically qualify for the “performance-based compensation” exception under Internal Revenue Code Section 162(m) pursuant to their expected terms. Cash-based awards and awards of restricted stock, performance units and stock may qualify under Section 162(m) of the Internal Revenue Code if the terms of the award state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award and preclude discretion to increase the amount of compensation payable under the terms of the award.
      Gross-Up for Excise Tax. If any portion of the payments and benefits (including any acceleration of vesting), either alone or together with other payments and benefits received by a Participant, or which a Participant is entitled to receive from us would constitute a “parachute payment” within the meaning of Section 280G of the Code, we will not, unless the Award Agreement provides otherwise or the Committee otherwise determines, pay the Participant a tax “gross-up” payment.
      Term of 2005 Plan. The 2005 Plan will terminate on May 10, 2015, which is the tenth anniversary of the date of its adoption by the Board of Directors. The Board of Directors may, in its discretion and at any earlier date, terminate the 2005 Plan. Notwithstanding the foregoing, no termination of the 2005 Plan will have a material adverse effect on any award theretofore granted without the consent of the Participant or the permitted transferee of the award.
      New Plan Benefits. Future awards to our employees, directors and consultants are discretionary. Therefore, the benefits that may be received by the Participants if our shareholders approve the 2005 Plan cannot be determined at this time. In addition, because the value of the Common Stock issuable under some aspects of the 2005 Plan will depend on the fair market value of our Common Stock at future dates, it is not possible to determine exactly the benefits that might be received by Participants under the 2005 Plan, or that would have been received by such Participants if the 2005 Plan had been implemented for fiscal year 2005. On July 8, 2005, the last reported sale price on The Nasdaq National Market for our Common Stock was $28.38 per share.

      Summary of Federal Income Tax Consequences of the 2005 Plan. The following is a brief summary of certain federal income tax consequences of participation in the 2005 Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the 2005 Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, we recommend that each Participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.
      Incentive Stock Options. No taxable income will be recognized by a Participant under the 2005 Plan upon either the grant or the exercise of an incentive stock option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive stock option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an incentive stock option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the Participant’s death) before the expiration of either of the one-year or two-year periods described above will constitute a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange will result in ordinary income to the Participant in an amount equal to the lesser of
      (i) the fair market value of the stock on the date of exercise minus the exercise price; or
      (ii) the amount realized on disposition minus the exercise price.
      If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the Participant in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which currently is more than one year for long-term capital gains). The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the Participant as a result of a disposition of the shares received upon exercise of an incentive stock option.
      The exercise of an incentive stock option may result in an “adjustment” for purposes of the “alternative minimum tax.” Alternative minimum tax is imposed on an individual’s income only if the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an incentive stock option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. A Participant who is subject to alternative minimum tax in the year of exercise of an incentive stock option may claim as a credit against the Participant’s regular tax liability in future years the amount of alternative minimum tax paid which is attributable to the exercise of the incentive stock option. This credit is available in the first year following the year of exercise in which the Participant has regular tax liability.
      Non-Qualified Stock Options. Generally, no taxable income is recognized by a Participant upon the grant of a non-qualified stock option if at the time of grant the exercise price for such option is equal to or greater than the fair market value of the stock to which such option relates. Upon exercise, however, the Participant will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the Participant who is our employee is subject to income tax withholding by us out of the Participant’s current compensation. If such compensation is insufficient to pay the taxes due, the Participant will be required to make a direct payment to us for the balance of the tax withholding obligation. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the Participant, provided that certain reporting requirements are satisfied. If the exercise price of a non-qualified stock option is paid by the Participant in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the Participant as a result of such exercise. If the exercise price is paid by delivering shares of our Common Stock already owned by the Participant or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the Participant on the already-owned shares exchanged (however, the Participant will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the Participant, up to the number of the old shares exchanged, will have the same tax basis and holding period as the Participant’s basis and holding period in the old shares. The balance of the new shares received will have a tax basis equal to any cash paid by the Participant plus the amount of income recognized by the Participant as a result of such exercise, and will have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the proceeds realized and the Participant’s basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).
      Restricted Stock. If no election is made under Section 83(b) of the Internal Revenue Code and repurchase rights are retained by us, a taxable event will occur on each date the Participant’s ownership rights vest (e.g., when our repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes will not commence until the date the shares vest. Any dividends received with respect to shares subject to the restrictions will be treated as additional compensation income and not as dividend income. The Participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a Participant who is an employee will be subject to income tax withholding by us out of the Participant’s current compensation. If such compensation is insufficient to cover the amount to be withheld, the Participant will be required to make a direct payment to us for the balance of the tax withholding obligation. We are entitled to a tax deduction in an amount equal to the ordinary income recognized by the Participant. The Participant’s holding period for capital gains begins on the date the restrictions on the shares lapse. The Participant’s basis in the shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized. If instead an Internal Revenue Code Section 83(b) election is made within 30 days after the date of transfer, or if no repurchase rights are retained by us, then the Participant will recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when the shares are disposed of by the Participant. If the Section 83(b) election is made, the Participant’s holding period for capital gains begins on the date of grant. The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the Participant then forfeits the restricted stock, the Participant may not deduct as a loss the amount previously included in gross income. The Company will be entitled to a deduction at the same time, and in an amount equal to, the ordinary income recognized by the Participant with respect to shares of restricted stock.
      Stock Appreciation Rights. Generally, no taxable income is recognized by a Participant receiving a stand alone non-vested stock appreciation right payable in cash at the time the stock appreciation right is granted where the Participant is required to exercise the stock appreciation right at the time it becomes vested. Upon exercise, if the Participant receives the appreciation inherent in the stock appreciation right in cash, the cash will be taxed as ordinary income to the Participant at the time it is received so long as the right is exercised as it becomes vested. If the Participant receives the appreciation inherent in a stock appreciation right in stock, the spread between the then current market value and the base price will be taxed as ordinary income to the Participant at the time it is received. If a stock appreciation right payable in cash is not required to be exercised as it becomes vested, or if a stock appreciation right payable in stock (i) has a SAR exercise price less than the fair market value of the underlying stock on date of grant, (ii) is payable in a form other than publicly traded stock of the Company, or (iii) has a compensation deferral feature other than deferral of income until the exercise of the right, then such right may subject a Participant to certain adverse tax consequences under Internal Revenue Code Section 409A, discussed below.
      We are not entitled to a federal income tax deduction upon the grant or termination of a stock appreciation right. However, upon the settlement of a stock appreciation right, we are entitled to a deduction equal to the amount of ordinary income the Participant is required to recognize as a result of the settlement.
      Stock Unit Awards. Stock unit awards are generally includable in income in the year received or made available to the Participant without substantial limitations or restrictions. However, depending on their terms, stock unit awards may be subject to Internal Revenue Code Section 409A, discussed below, which in certain circumstances will result in adverse tax consequences to Participants. Generally, we will be entitled to deduct the amount the Participant includes in income as a compensation expense in the year of payment.
      Performance-Based Awards. Participants generally will not recognize taxable income upon the granting of performance-based awards. Instead, Participants will recognize as ordinary income, and the Company will have as a corresponding deduction, any cash delivered and the fair market value of any stock delivered in payment of an amount due under the performance-based award. The ordinary income the Participant recognizes will be subject to applicable tax withholding by us. Upon selling any shares of stock received by a Participant in payment of an amount due under a performance-based award, the Participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares of stock and the Participant’s tax basis in the shares of stock.
      Other Stock-Based Awards. The tax consequences associated with any other stock-based award will vary depending on the specific terms of the award, including whether the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the Participant under the award, the applicable holding period, the nature of any deferral feature, and the Participant’s tax basis.
      Cash Awards. Awards payable in cash are includible in the Participant’s gross income when paid and deductible by us when paid or accrued.
      Deferred Compensation. As noted above in the description of the 2005 Plan, any deferrals made under the 2005 Plan, including awards granted under the plan that are considered to be deferred compensation, must satisfy the requirements of Internal Revenue Code Section 409A to avoid adverse tax consequences to Participants, which include the current inclusion of deferred amounts in income and interest and a surtax on any amount included in income. The Section 409A requirements include limitations on election timing, acceleration of payments, and distributions. Section 409A applies to certain stock appreciation rights, stock unit awards, discounted stock options, and other awards that provide the Participant with an opportunity to defer to recognition of income. We intend to structure any awards under the 2005 Plan to meet the applicable tax law requirements under Internal Revenue Code Section 409A in order to avoid its adverse tax consequences.
      Tax Withholding. Participants are responsible for payment of any taxes or similar charges required by law to be withheld from an award or an amount paid in satisfaction of an award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an award. The award agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of award.
      Income Tax Rates on Capital Gain and Ordinary Income. Under current tax law, short-term capital gain and ordinary income will be taxable at a maximum federal rate of 38.6%. Phase-outs of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income generally will also be subject to the Medicare tax and, under certain circumstances, a social security tax. Long-term capital gain will be taxable at a maximum federal rate of 20%.

      Non-United States Taxpayers. If a Participant is subject to the tax laws of any country other than the United States, the Participant should consult his or her own tax and legal advisors to determine the tax and legal consequences of any award received under the Plan.
      The foregoing statement is only a summary of certain federal income tax consequences of the Plan and is based on our understanding of present federal tax laws and regulations.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE TALX CORPORATION 2005 OMNIBUS INCENTIVE PLAN.
IV.     RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      KPMG LLP was the auditing firm for the fiscal year ended March 31, 2005, and we have selected this firm as our independent registered public accounting firm for the year ending March 31, 2006. Although we are not required to submit this appointment to a vote of the shareholders, as a matter of good corporate governance, the Board continues to believe it is appropriate as a matter of policy to request that the shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for shareholder rejection and consider whether to retain KPMG LLP or appoint another firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.
      KPMG LLP has advised us that no material relationship exists between KPMG LLP or any of its partners and the Company and that it is independent from us in all respects. The Audit Committee of the Board of Directors has considered the non-audit services provided to the Company by KPMG LLP and believes such are compatible with maintaining such firm’s independence. A representative of KPMG LLP is expected to be present at the 2005 Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.
Fees Paid to KPMG
      The following table shows the fees that we paid or accrued for audit and other services provided by KPMG LLP for the fiscal years 2004 and 2005. One hundred percent of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, which is included as Attachment C to this Proxy Statement:

	2004	2005

Audit Fees	$339,000	$426,000
Audit-Related Fees	56,000	—
Tax Fees	111,000	52,000
All Other Fees	—	—

Total	$506,000	$478,000

      Audit Fees. The aggregate fees billed by KPMG LLP in connection with the audit of our consolidated financial statements for the 2004 and 2005 fiscal years; the audit of management’s assessment of our internal control over financial reporting and KPMG’s own audit of our internal control over financial reporting; the review of quarterly financial statements included in our Forms  10-Q for such periods; the restatement of our financial results and related SEC investigation; the acquisition of substantially all of the assets and assumption of certain of the liabilities of the unemployment compensation, employment verification and pre-applicant screening businesses of Sheakley-Uniservice, Inc. and its wholly owned subsidiary, Sheakley Interactive Services, LLC; the acquisitions of TBT Enterprises, Inc. and Net Profit, Inc.; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements were $339,000 and $426,000 in fiscal years 2004 and 2005, respectively.

      Audit-Related Fees. The aggregate fees billed by KPMG LLP in connection with audit-related services during fiscal years 2004 and 2005 totaled $56,000 and $0, respectively, and included assistance with our compliance with Sarbanes-Oxley Section 404.
      Tax Fees. The aggregate fees billed by KPMG LLP for tax services during the 2004 and 2005 fiscal years were $111,000 and $52,000, respectively.
      All Other Fees. KPMG LLP did not provide any other services to us during the 2004 and 2005 fiscal years.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF SUCH APPOINTMENT.
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our directors and executive officers, persons who beneficially own more than ten percent of a registered class of our equity securities and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “SEC”). Directors, executive officers, greater than ten percent beneficial shareholders and such other persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.
      Based on our review of the Forms 3, 4 and 5 furnished to us, all of the filings for our executive officers and directors and greater than 10% shareholders required under Section 16(a) of the Securities and Exchange Act of 1934 were made on a timely basis in fiscal 2005, except that the following late filings were made with respect to transactions in fiscal 2005 or prior periods: i) a Form 4 was filed for Mr. Holcombe reporting late the grant to him on October 26, 2005 of restricted stock pursuant to the TALX Corporation Outside Directors’ Stock Option Plan, ii) a Form 4 was filed for Mr. Yoakum reporting late the exercise of stock options, iii) a Form 4 was filed for Mr. Ford reporting late the sale of an indirect ownership of the Company’s Common Stock, iv) a Form 4 was filed for Mr. Yoakum reporting late three transactions with respect to stock purchases through brokerage automatic dividend reinvestment plans, and v) a Form 5 was filed for Mr. Smith reporting late a transaction with respect to a gift of the Company’s Common Stock.
VOTING
      The affirmative vote of the majority of the outstanding shares of Common Stock is required to increase the authorized number of shares of Common Stock under Missouri law. The affirmative vote of the holders of a majority of the shares of our Common Stock entitled to vote which are present in person or represented by proxy at the 2005 Annual Meeting of Shareholders is required to elect a director, to ratify the appointment of our independent registered public accounting firm and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked “withhold authority” with respect to the election of the nominees for election as directors, proxies which are marked “abstain” with respect to the other proposals, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominees, against the ratification of the appointment of the independent registered public accounting firm and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter, which will have the same effect with respect to the proposal to increase the authorized number of shares of Common Stock as a vote against such proposal.
      Under Nasdaq rules, the third proposal also requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy. For this purpose, abstentions will be treated as votes cast and will have the same effect as a vote against. Broker non-votes will not be considered to be votes cast with respect to this matter and thus will have no effect on the outcome.
      If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR the increase in the number of authorized shares of common stock from 30,000,000 to 75,000,000, FOR the approval of the TALX Corporation 2005 Omnibus Incentive Plan, FOR the ratification of the appointment of the independent registered public accounting firm and in the discretion of the persons named as proxies on such other business as may properly come before the meeting or any adjournment or postponement thereof.
      We know of no other matters to come before the meeting. However, if any other matters properly come before the meeting or any postponement or adjournment thereof, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.
SHAREHOLDER PROPOSALS
      We must receive proposals of shareholders, intended to be presented at the 2006 Annual Meeting, currently scheduled to be held on September 7, 2006, by April 1, 2006 for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.
      In order for a shareholder to nominate a candidate for director, under our Bylaws, timely notice of the nomination must be given to us in advance of the meeting. Ordinarily, such notice must be given not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting (or between May 10, 2006 and June 9, 2006 for the 2006 Annual Meeting of Shareholders); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then the shareholder must give such notice not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered later if the number of directors to be elected to the Board of Directors is increased. The shareholder filing the notice of nomination must describe various matters as specified in our Bylaws, including such information as name, address, occupation, and number of shares held.
      In order for a shareholder to bring other business before a shareholder meeting, timely notice must be given to us within the time limits described above. Such notice must include a description of the proposed business, the reasons therefore and other matters specified in our Bylaws. The Board or the presiding officer at the Annual Meeting of Shareholders may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our proxy statement.
      In each case the notice must be given to the Corporate Secretary of the Company, whose address is 1850 Borman Court, St. Louis, Missouri 63146. Any shareholder desiring a copy of our Restated Articles of Incorporation, as amended, or Bylaws will be furnished a copy without charge upon written request to the Corporate Secretary.
Householding of Proxies
      The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.
      Once you have received notice from your broker or the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to TALX Corporation, Attention: Investor Relations, 1850 Borman Court, St. Louis, MO 63146 or by telephoning 314-214-7224.
      If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to our Investor Relations, 1850 Borman Court, St. Louis, MO 63146 or by telephoning 314-214-7224.
      If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to our Investor Relations, 1850 Borman Court, St. Louis, MO 63146 or by telephoning 314-214-7224.
Miscellaneous
      Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

By Order of the Board of Directors

Thomas C. Werner, Corporate Secretary
St. Louis, Missouri
July 25, 2005

ATTACHMENT A
TALX CORPORATION
AUDIT COMMITTEE
of the
BOARD OF DIRECTORS
CHARTER

I.	Purpose
      The Audit Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) of TALX Corporation (the “Company”) to:

A. Assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications, independence and performance, (4) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; and (5) the Company’s Code of Business Ethics; and

B. Prepare the Committee report required to be included in the Company’s annual proxy statement.
      The Board recognizes that the Committee necessarily will rely on the advice and information it receives from the Company’s management and independent auditors. Recognizing these inherent limitations on the scope of the Committee’s review, however, the Board expects the Committee to exercise independent judgment in assessing the quality of the Company’s financial reporting process and its internal controls. The Board also expects that the Committee will maintain a free and open means of communication with the Board, the independent auditors and senior management of the Company.
      The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of any public accounting firm employed by the Company (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such public accounting firm shall report directly to the Committee.
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The primary responsibility for the Company’s financial statements and internal controls rests with the Company’s management.

II.	Membership
      The Committee’s membership shall be recommended by the Nominating and Corporate Governance Committee and approved by the Board and shall consist of at least three (3) members who shall serve until their successors are duly designated. The Board shall appoint the Chair of the Committee.

A. Each member of the Committee shall meet the criteria for independence as set forth in regulations of the Securities and Exchange Commission (the “SEC”), the listing rules of Nasdaq and any other applicable laws, rules and regulations, and as such, shall be free from any relationship that, in the judgment of the Board, may interfere with the exercise of his or her independent judgment as a member of the Committee. The Board shall be responsible for determining whether a member of the Committee is independent.

B. No member shall (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or subsidiary thereof (other than in connection with serving on the Committee or as a member of the Board), provided that, unless Nasdaq otherwise requires, a member may receive fixed amounts of compensation under a retirement plan for prior service with the Company, so long as not contingent on continued service, or (ii) be an “affiliated person” of the Company or any subsidiary thereof, as such term is defined in applicable SEC regulations.

C. All members of the Committee shall have a practical knowledge of finance and accounting and be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

D. At least one member of the Committee shall be a “financial expert,” as defined by applicable SEC regulations, and who shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, as determined by the Board.

E. The independence requirements for the members shall be subject to any limitations, exceptions or exemptions permitted from time to time by applicable laws.

F. Because of the Committee’s demanding role and responsibilities, and the time commitment attendant to Committee membership, each prospective Committee member should evaluate carefully the existing demands on his or her time before accepting this important assignment. Additionally, if a Committee member simultaneously serves on the audit committee of more than three public companies (including the Company), then the Board of Directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and disclose such determination in the annual proxy statement.

III.	Meetings and Reports
      The Committee will meet as often as may be deemed necessary to fulfill its responsibilities, but no less than four times annually. The Chair will preside at all sessions of the Committee at which he or she is present and will set the agendas for Committee meetings. A majority of the members shall constitute a quorum. The Committee shall meet periodically with senior management and the independent auditors in separate executive sessions.
      Meetings will be conducted in accordance with applicable provisions of the General and Business Corporation Law of Missouri. The Committee will keep written minutes of its meetings. The Committee shall, through its Chair, report regularly to the Board following the meetings of the Committee, addressing such matters as the quality of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors or other matters related to the Committee’s functions and responsibilities.

IV.	Committee Authority, Duties and Responsibilities
      The Committee shall have the resources and authority to exercise all powers with respect to discharging its duties and responsibilities, including full access to the Company’s employees and officers and internal or external advisors or consultants. If in the course of fulfilling its duties the Committee wishes to consult with outside legal, accounting or other advisors, the Committee may retain these advisors without seeking the Board’s approval. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; compensation to any advisors employed by the Committee and ordinary administrative expenses of the Committee.
      As part of its oversight role, the Committee may investigate any matter brought to its attention, with the full power to retain outside counsel or other experts for this purpose. The Committee shall have complete access to management and employees and may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee.

      Without limiting the generality of the foregoing, the authority, duties and responsibilities of the Committee shall include the following:

Financial Statements and Disclosure Matters
      1. Review and discuss prior to public dissemination the annual audited and quarterly unaudited financial statements with management and the independent auditors, including major issues regarding accounting, disclosure and auditing procedures and practices as well as the adequacy of internal controls that could materially affect the Company’s financial statements. In addition, the review shall include the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in the report. Based on the annual review and if deemed appropriate, the Committee shall recommend inclusion of the financial statements in the Annual Report on Form 10-K to the Board.
      2. Review and discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.
      3. Prior to issuance of an audit report and otherwise as deemed appropriate, review and discuss reports from the independent auditors on:

a. All critical accounting policies and practices to be used.

b. All alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

c. Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.[1]
      4. Discuss with management the Company’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may consist of a general discussion of the types of information to be disclosed and the types of presentations to be made.
      5. Discuss with management and the independent auditors the effect on the Company’s financial statements of significant regulatory and accounting initiatives as well as off-balance sheet structures.
      6. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.
      7. Review with the independent auditors any audit problems or difficulties and management’s response, including, but not limited to (1) any restrictions on the scope of the auditors’ activities, (2) any restriction on the access of the independent auditors to requested materials, (3) any significant disagreements with management, (4) any audit differences that were noted or proposed by the auditors but for which the Company’s financial statements were not adjusted (as immaterial or otherwise), (5) any communications between the audit team and the independent auditors’ national office respecting auditing or accounting issues presented by the engagement, and (6) any “management” or “internal control” letter issued, or proposed to be

[1]	Some of the other written communications the SEC expects to be provided to audit committees include the following non-exclusive list: the management representation letter; reports on observations and recommendations on internal controls; a schedule of unadjusted audit differences; and a listing of adjustments and reclassifications not recorded, if any; the engagement letter; and the independence letter.

issued, by the independent auditors. The Committee will resolve any disagreements between the auditors and management regarding financial reporting.
      8. Review and discuss with the Company’s CEO and CFO how they are meeting their obligations with respect to the certification process for the Form 10-K and Form 10-Q and review their evaluations of the Company’s disclosure controls and procedures.
      9. Review and discuss with the Company’s CEO and CFO:

a. Any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize or report financial information.

b. Any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

c. Any changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

d. Any special audit steps adopted in light of material control deficiencies.

e. Their report regarding the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting.
      10. Discuss at least annually with the independent auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61-Communication with Audit Committees, as amended by SAS 90, and as may be further modified or supplemented.
      11. Prepare the Committee report that the SEC requires to be included in the Company’s annual proxy statement and review the matters described in such report.
      12. Obtain annually a report from the independent auditors, with attestation, regarding management’s assessment of the effectiveness of the internal control structure and procedures for financial reporting.

Responsibility for the Company’s Relationship with the Independent Auditors
      13. Be solely responsible for the appointment, compensation, retention and oversight of the work of the independent auditors employed by the Company. The independent auditors shall report directly to the Committee. If the appointment of the independent auditors is submitted for any ratification by stockholder, the Committee shall be responsible for making the recommendation of the independent auditors.
      14. Evaluate, at least annually, the qualifications, performance and independence of the independent auditors. In conducting such review, the Committee shall obtain and review a report by the independent auditors describing (1) the firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditors and the Company that might bear on the auditor’s independence, including the impact of any non-audit services provided by the independent auditor. This evaluation shall confirm that the firm is registered with the Public Company Accounting Oversight Board as and when such registration is required, shall include the review and evaluation of the lead partner of the independent auditors and shall be designed to ensure the rotation of partners and the non-participation of specific former Company officers or employees, all in accordance with SEC rules and the securities laws. The Committee shall also obtain and discuss the written disclosures and letter from the independent auditors contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and assurances from such firm that its compensation policies comply with applicable SEC regulations. In addition, the Committee shall consider the advisability of regularly rotating the audit firm in order to maintain the independence between the independent auditors and the Company.

      15. Approve in advance any audit or permissible non-audit engagement or relationship between the Company and the independent auditors. The Committee shall establish guidelines for the retention of the independent auditors for any permissible non-audit services. The Committee may establish pre-approval policies and procedures for the engagement of the independent auditors, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service, and the policies and procedures do not result in a delegation of the Committee’s responsibilities to management. The Committee hereby delegates to the Chair the authority to approve in advance all audit or non-audit services to be provided by the independent auditors if presented to the full Committee at the next regularly scheduled meeting.
      16. Meet with the independent auditors prior to the audit to review the planning and staffing of the audit, including an explanation of the factors considered by the firm in determining the scope, including the major risk factors.
      17. Establish clear policies for the Company’s hiring of employees or former employees of the independent auditors, to address conflicts of interest and pressures that may exists for employees of the independent auditor that may be seeking or at some point seek employment with the Company.

Compliance Oversight Responsibility
      18. Obtain from the independent auditors assurance that Section 10A(b) (Required Responses to the Discovery of Illegal Acts) of the Securities Exchange Act of 1934, as amended, has not been implicated.
      19. Review the Company’s Code of Business Ethics and any waivers made under such Codes. Obtain reports from management that the Company is in conformity with applicable legal requirements and the Company’s Code of Business Ethics. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Ethics.
      20. Review and, if deemed appropriate, approve in advance any related party transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404. Review disclosures required to be made under the securities laws of insider and related party transactions.
      21. Authorize and oversee investigations deemed appropriate by the Committee into any matters within the Committee’s scope of responsibility as described in this Charter or as may be subsequently delegated to the Committee by the Board, with the power to retain independent counsel, accountants and other advisors and experts to assist the Committee if deemed appropriate, as provided above.
      22. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, internal controls or auditing matters. The Committee shall review any significant complaints or concerns regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.
      23. Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.
      24. Review at least annually legal matters with the Company’s General Counsel that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.
      25. Report regularly to the Board with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and the performance and independence of the Company’s independent auditors.
      26. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
      27. Perform an annual performance self-evaluation.

The Committee shall perform any other duties or responsibilities expressly delegated to the Committee by the Board.

ATTACHMENT B
TALX CORPORATION
2005 OMNIBUS INCENTIVE PLAN

TALX CORPORATION
2005 OMNIBUS INCENTIVE PLAN

TALX CORPORATION
2005 OMNIBUS INCENTIVE PLAN
      1. Purpose of the Plan. The purpose of the Plan is to provide the Company with a means to assist in recruiting, retaining and rewarding certain employees, directors and consultants and to motivate such individuals to exert their best efforts on behalf of the Employer by providing incentives through the granting of Awards. By granting Awards to such individuals, the Company expects that the interests of the recipients will be better aligned with those of the Employer.
      2. Definitions. Unless the context clearly indicates otherwise, the following capitalized terms shall have the meanings set forth below:

A. “Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

B. “Award” means any grant under the Plan of an Option, Stock Appreciation Right, Cash-Based Award or Other Stock-Based Award.

C. “Award Agreement” means an agreement entered into between the Employer and a Participant, or a certificate or other statement issued by the Employer as determined by the Committee, as such agreement or certificate or other statement may be amended from time to time, setting forth the terms and provisions applicable to Awards granted under the Plan.

D. “Beneficiary” means any person or other entity, which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the compensation specified under the Plan to the extent permitted. If there is no beneficiary, then the term means the Participant’s legal spouse or if there is no spouse, then the Participant’s surviving children, or if none, then any person or other entity entitled by will or the laws of descent and distribution to receive such compensation.

E. “Board” means the Board of Directors of the Company or any duly appointed Committee thereof.

F. “Cash-Based Award” means an Award described in Section 8 as a Cash-Based Award.

G. “Cause” means the occurrence of one of the following events:

(1) Participant commits a material breach of Participant’s terms of employment or service which has not been cured within 10 days of written notice from the Company that such material breach has occurred;

(2) Participant commits a crime against moral turpitude, including, without limitation, committing an act of fraud, dishonesty, disclosure of confidential information, or the commission of a felony, or direct and deliberate acts constituting a breach of trust to the Company;

(3) Participant willfully violates Participant’s terms of employment or service, including, without limitation, willfully or continuously refusing to perform the duties reasonably assigned to Participant by the Company which are consistent with the provisions of Participant’s terms of employment or service;

(4) Participant willfully engages in conduct that damages the Company’s business or reputation or materially injures the Company; or

(5) Participant regularly fails to perform his or her assigned duties and responsibilities on a timely basis and/or regularly fails to perform his or her assigned duties and responsibilities at a level of competence the Company has the right to expect of an individual in the position held by the Participant.

H. “Change in Control” means (i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan (or related trust) of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors in any transaction or series of transactions; or (ii) when individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved in advance by a vote of at least a majority of the directors then comprising the Incumbent Board excluding members of its Incumbent Board who are no longer serving as directors, (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act, or an individual approved by the Incumbent Board a result of an agreement intended to avoid or settle an actual or threatened contest), shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or (iii) consummation of a reorganization, merger or consolidation, in each case following such reorganization, merger or consolidation: (a) persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation immediately thereafter own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, and (b) a majority of members of the board or other governing body of such reorganized, merged or consolidated corporation were members of the Incumbent Board at the time of the execution of the initial agreement or the approval of the transaction by the Board; (iv) approval by shareholders of a liquidation or dissolution of the Company (and the Company shall commence such liquidation or dissolution), or consummation of the sale of all or substantially all of the assets of the Company (in one transaction or a series of transactions); or (v) any other event that a majority of the members of the Incumbent Board, in their sole discretion, shall determine constitutes a Change in Control.

I. “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

J. “Committee” means the committee described in Section 5.

K. “Company” means TALX Corporation, a Missouri corporation.

L. “Disability” means a mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company, or if there is no such plan or the Participant is not covered by such a plan or the Participant is not an employee of the Company, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant’s duties for the Company. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a criminal offense. The determination of a Disability for purposes of this Plan shall be made by the Committee and shall not be construed to be an admission or disability for any other purpose.

M. “Employer” means the Company and any other entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company has an interest.

N. “Fair Market Value” means the last price of such Stock as reported on such date on the Composite Tape of the principal national securities exchange or, if applicable, the Nasdaq National Market on which such Stock is listed or admitted to trading, or, if such Stock is not listed or admitted on any national securities exchange or the Nasdaq National Market, the last price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (“Nasdaq”), or if no sale of such shares shall have been reported on the Composite Tape of any national securities exchange or the Nasdaq National Market or quoted on the Nasdaq on such date, then the immediately preceding date on which sales of such shares have been so reported or quoted shall be used.

O. “Incentive Stock Option” means a stock option which is an incentive stock option within the meaning of Code Section 422.

P. “Non-qualified Stock Option” means a stock option which is not an Incentive Stock Option.

Q. “Option” means both an Incentive Stock Option and a Non-qualified Stock Option.

R. “Other Stock-Based Award” means an Award granted pursuant to Section 8 and described as an Other Stock-Based Award.

S. “Parent” means any corporation or other legal entity (other than the Company) in an unbroken chain of corporations or other legal entities ending with the Company if, at the time of the granting of the Option, each of the corporation or other legal entity other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations or other legal entity in such chain, or such other meaning as may be hereafter ascribed to it in Code Section 424.

T. “Participant” means an employee, director or consultant of the Company who is selected by the Committee to receive an Award.

U. “Performance-Based Award” means an Award issued pursuant to the terms of Section 9.

V. “Plan” means the TALX Corporation 2005 Omnibus Incentive Plan.

W. “Restricted Stock” means Stock which is granted pursuant to the terms specified in Section 8.

X. “Stock” means the common stock of the Company.

Y. “Stock Appreciation Right” means a stock appreciation right described in Section 7.

Z. “Subsidiary” means any corporation or other legal entity (other than the Company) in an unbroken chain of corporations or other legal entities beginning with the Company if, at the time of granting an Award, each of the corporations or other legal entities other than the last corporation or other legal entity in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock or other equity in one of the other corporations or other legal entities in such chain, or such other meaning as may be hereafter ascribed to it in Code Section 424.
      3. Stock Subject to the Plan. Three million (3,000,000) shares of Stock have been allocated to the Plan and will be reserved to satisfy Awards under the Plan. The maximum number of shares of Stock subject to Awards which may be granted during a calendar year to a Participant shall be one-hundred thousand (100,000). The Company may, in its discretion, use shares held in the treasury or shares acquired on the public market in lieu of authorized but unissued shares. If any Award shall expire or terminate for any reason, the shares subject to the Award shall again be available for the purposes of the Plan. No fractional shares of Stock may be issued under the Plan; fractional shares of Stock will be rounded down to the nearest whole share of Stock.
      4. Administration. The Plan shall be administered by the Committee, or in its absence, the Board of Directors. Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the individuals to whom, and the time or times at which, Awards shall be granted and the number of shares, if applicable, to be subject to each Award. In making such determinations, the Committee may take into account the nature of services rendered by the respective individuals, their present and potential contributions to the Employer’s success and such other factors as the Committee, in its discretion, shall deem relevant. Subject to the express provisions of the Plan, the Committee shall also have plenary discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate to an appropriate officer of the Company authority to perform any of its tasks under the Plan, including without limitation the authority to grant Awards. The Committee’s determinations on the matters referred to in this Section 4 shall be conclusive.

      5. Committee. The Committee shall be comprised of directors on the compensation committee of the Board of Directors of the Company (“Board of Directors”) or, with respect to awards to directors of the Company, shall be comprised of the Board of Directors or one of its committees, and shall, to the extent required by law, be constituted to comply with Rule 16b-3 under the Act, or any successor to such Rule.
      The Committee shall be appointed by the Board, which may from time to time appoint members of the Committee in substitution for members previously appointed and may fill vacancies, however caused, in the Committee. The Board shall select one of the Committee members as its Chairman, and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at any meeting at which there is a quorum. Any decision or determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable. The Committee may, to the extent permitted by law, delegate its responsibilities and authority hereunder to an officer of the Company.
      6. Options. The Committee, in its discretion, may grant Options which are Incentive Stock Options or Non-qualified Stock Options, as evidenced by the Award Agreement, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

A. Type of Option. Incentive Stock Options may be granted to any individual classified by the Committee as an employee of the Company, a Parent or a Subsidiary. A Non-qualified Stock Option may be granted to any individual selected by the Committee. To the extent that any Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-qualified Stock Option.

B. Option Prices. The purchase price of the Stock under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Stock at the time of the granting of the Option; provided that, in the case of a Participant who owns more than 10% of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary, the purchase price of the Stock under each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Stock on the date such Option is granted. The purchase price of the Stock under each Non-qualified Stock Option shall be determined from time to time by the Committee, which need not be uniform for all Participants, but in no event shall be less than the Fair Market Value at the time of the granting of the Option.

C. Vesting. Options shall be exercisable at the rate established by the Committee in the Award Agreement. In addition, the Committee may at any time accelerate the exercisability of all or part of any Option. Except as provided in Sections 6.J. and 6.K. hereof, no option may be exercised at any time unless the optionee is then an employee or an officer or director of the Company or a subsidiary and has been so continuously since the granting of the option. The holder of an option shall have none of the rights of a shareholder with respect to the share subject to option until such shares shall be issued to such holder upon the exercise of the option.

D. Exercise — Elections and Restrictions. The purchase price for an Option is to be paid in full upon the exercise of the Option, either (i) in cash, (ii) in the discretion of the Committee, by the tender to the Company (either actual or by attestation) of shares of Stock already owned by the Participant for a period of at least six months as of the date of tender and registered in his or her name, having a Fair Market Value equal to the cash exercise price of the Option being exercised, (iii) in the discretion of the Committee, by the delivery of cash by a broker-dealer as a “cashless” exercise, provided such method of payment may not be used by a director or executive officer of the Company to the extent it would violate the Sarbanes-Oxley Act of 2002 or (iv) in the discretion of the Committee, by any combination of the payment methods specified in clauses (i), (ii) and (iii) hereof; provided that, no shares of Stock may be tendered in exercise of an Incentive Stock Option if such shares were acquired by the Participant through the exercise of an Incentive Stock Option unless (a) such shares have been held by the Participant for at least one year and (b) at least two years have elapsed since such prior Incentive Stock Option was granted. The Committee may provide in an Award Agreement that payment in full of the option price need not accompany the written notice of exercise provided that the notice of exercise directs that the certificate or certificates for the shares of Stock for which the Option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and, at the time such certificate or certificates are delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the option price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of any withholding obligations on the part of the Company. The proceeds of sale of Stock subject to the Option are to be added to the general funds of the Company or to the shares of the Stock held in its Treasury, and used for its corporate purposes as the Board shall determine.

E. Option Terms. The term of each Option shall not be more than ten (10) years from the date of granting thereof or such shorter period as is prescribed in the Award Agreement; provided that, in the case of a Participant who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary, the term of any Incentive Stock Option shall not be more than five (5) years from the date of granting thereof or such shorter period as prescribed in the Award Agreement. Within such limit, Options will be exercisable at such time or times, and subject to such terms, restrictions and conditions, as the Committee shall, in each instance, approve, which need not be uniform for all Participants. To the extent Options are subject to restrictions, Options shall vest in whole shares only, and the holder of an Option shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement. The holder of an Option shall have none of the rights of a shareholder with respect to the shares subject to Option until such shares shall be issued to him or her upon the exercise of his or her Option. Upon exercise of an Option, the Committee shall withhold a sufficient number of shares to satisfy the Company’s minimum required statutory withholding obligations for any taxes incurred as a result of such exercise (based on the minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes); provided that, in lieu of all or part of such withholding, the Participant may pay an equivalent amount of cash to the Company.

F. Successive Option Grants. As determined by the Committee, successive option grants may be made to any Participant under the Plan.

G. Change in Control. Except as otherwise provided in a Participant’s Award Agreement, and subject to Section 13, in the event of a Change in Control, a Participant granted an Option hereunder will be entitled to purchase, at any time thereafter and during the term thereof (subject, however, to the provisions on termination of employment described in this subsection), the entire number of shares to which the Option relates. If the holder of an Option terminates employment following a Change in Control, the holder of the Option may exercise any or all of the holder’s unexercised unexpired portion of any Option, at any time within three (3) months or, with respect to a Non-qualified Stock Option, such longer period as approved by the Committee after such termination, but not beyond the term of the Option, provided such termination is within twelve months after the date of the Change in Control. The Committee may provide such other terms as it determines in its sole discretion in an Award Agreement with respect to a Change in Control.

H. Other Terms. The Committee may provide that the right to exercise an Option will be restricted as to time of exercise and subject to such other terms and conditions as the Committee determines in its discretion.

I. Additional Incentive Stock Option Requirements.

(1) Grant Limits. The maximum aggregate Fair Market Value (determined at the time an Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company, a Parent and a Subsidiary) shall not exceed $100,000. To the extent that any Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-qualified Stock Option.

(2) Notice of Disposal. A Participant who disposes of Stock acquired upon the exercise of an Incentive Stock Option either (i) within two years after the date of grant of such Incentive Stock Option or (ii) within one year after the transfer of such shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition.

J. Termination of Employment. Except to the extent provided hereunder with respect to the death or Disability of a Participant or a Change in Control, a Participant granted an Option hereunder must exercise the Option prior to his or her termination of employment, except that if the employment of a Participant terminates with the consent and approval of his or her Employer, the Committee may, in its absolute discretion, permit the Participant to exercise his or her Option, to the extent that he or she was entitled to exercise it at the date of such termination of employment, at any time within three (3) months or, with respect to a Non-qualified Stock Option, such longer period as approved by the Committee after such termination, but not beyond the term of the Option. Notwithstanding the preceding, the Committee may, in a Participant’s Award Agreement, afford a Participant who terminates employment other than for Cause, the right to exercise his or her Option, to the extent that he or she was entitled to exercise it at such date of termination of employment, at any time within three (3) months or, with respect to a Non-qualified Stock Option, such longer period as approved by the Committee after such termination, but not after ten (10) years (or five (5) years, if applicable) from the date of granting thereof.

K. Death or Disability. Except as may otherwise be provided by the Committee in any Award Agreement, this paragraph shall apply in the case of death or Disability of a Participant granted an Option hereunder. Unless otherwise specifically provided in an Award Agreement or determined by the Committee, any unexpired and unexercised Options, other than Incentive Stock Options, held by a Participant who incurs a termination of employment due to death shall thereafter be fully exercisable for a period of one (1) year immediately following the date of such death or until the expiration of the term of the Option, whichever period is shorter. Unless otherwise specifically provided in an Award Agreement or determined by the Committee, any unexpired or unexercised Incentive Stock Options held by a Participant who incurs a termination of employment due to death shall be fully exercisable for a period of ninety consecutive days immediately following such death or until the expiration of the term of the Option, whichever is shorter. Unless otherwise specifically provided in an Award Agreement or determined by the Committee, any unexpired and unexercised Option held by a Participant who incurs a termination of employment due to Disability shall thereafter be fully exercisable by the Participant for a period of one (1) year immediately following the date of such termination of employment or until the expiration of the term of the Option, whichever period is shorter, and the Participant’s death at any time following such termination of employment due to Disability shall not affect the foregoing. For this purpose, a person will be deemed to be disabled if he or she is permanently and totally disabled within the meaning of Section 422(c)(6) of the Code and furnishes such proof of Disability as the Committee may require in its discretion. The Committee may, in any Award Agreement, provide additional provisions for the exercise of an Option after the death or Disability of a Participant.

L. Deferral of Gain on a Non-qualified Stock Option. In accordance with the terms of the applicable non-qualified deferred compensation plan, if any, in which a Participant is eligible to participate, a Participant may elect to defer any gain realized upon the exercise of a Non-qualified Stock Option. The election to defer the gain must be made in accordance with the applicable non-qualified deferred compensation plan.

M. No Repricing of Options Without Shareholder Approval. Options, once issued, may not be repriced, either directly (lowering the exercise price of a stock option) or individually (canceling an outstanding stock option and granting a replacement stock option with a lower exercise price), without first obtaining the approval of the shareholders of the Company.
      7. Stock Appreciation Rights.

A. Grant Terms. The Committee may grant a Stock Appreciation Right independent of an Option or in connection with an Option or a portion thereof. A Stock Appreciation Right granted in connection with an Option or a portion thereof shall cover the same shares of Stock covered by the Option, or a lesser number as the Committee may determine. A Stock Appreciation Right shall be subject to the same terms and conditions as an Option, and any additional limitations, terms or conditions set forth in this Section 7 or the Award Agreement.

B. Exercise Terms. The exercise price per share of Stock of a Stock Appreciation Right shall be an amount determined by the Committee, but in no event shall such exercise price be less than the Fair Market Value on the date of grant. A Stock Appreciation Right granted independent of an Option shall entitle the Participant upon exercise to a payment from the Company in an amount equal to the excess of the Fair Market Value on the exercise date of a share of Stock over the exercise price per share, times the number of Stock Appreciation Rights exercised. A Stock Appreciation Right granted in connection with an Option shall entitle the Participant to surrender an unexercised Option (or portion thereof) and to receive in exchange an amount equal to the excess of the Fair Market Value on the exercise date of a share of Stock over the exercise price per share for the Option, times the number of shares covered by the Option (or portion thereof) which is surrendered. Payment shall be made in Stock. Fractional shares of Stock shall be rounded up or down to the nearest whole share upon the exercise of a Stock Appreciation Right.

C. Limitations. The Committee may impose such conditions upon the exercisability or transferability of Stock Appreciation Rights as it determines in its sole discretion. To the extent Stock Appreciation Rights are subject to restrictions, Stock Appreciation Rights shall vest in whole shares only, and the holder of a Stock Appreciation Right shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement.
      8. Other Stock-Based Awards and Cash-Based Awards. The Committee may, in its sole discretion, grant Awards of Stock, Restricted Stock, performance units and other Awards that are valued in whole or in part by reference to the Fair Market Value of Stock. These Awards shall collectively be referred to herein as Other Stock-Based Awards. The Committee may also, in its sole discretion, grant Cash-Based Awards, which shall have a value as may be determined by the Committee. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, but not limited to, the right to receive one or more shares of Stock (or the cash-equivalent thereof) upon the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives. To the extent required to avoid the acceleration of taxes or increased taxes or penalties under Section 409A of the Code and the regulations and other guidance issued thereunder, the exercise price per share of Stock of an Other Stock-Based Award shall be an amount determined by the Committee, but in no event shall such exercise price be less than the Fair Market Value on the date of grant. Other Stock-Based Awards and Cash-Based Awards may be granted with or in addition to other Awards. Subject to the other terms of the Plan, Other Stock-Based Awards and Cash-Based Awards may be granted to such Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee and set forth in an Award Agreement. To the extent Other Stock-Based Awards are subject to restrictions, Other Stock-Based Awards shall vest in whole shares only, and the holder of an Other Stock-Based Award shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement.
      Without limiting the foregoing, Cash-Based Awards may include incentive bonuses and long-term incentive awards based on a percentage of a Participant’s base salary and the accomplishment of specific financial objectives and departmental performance goals. Any such percentage of base salary may vary between Participants, in the Committee’s sole discretion. An Award Agreement issued in connection with a Cash-Based Award that is an incentive bonus may specify certain measures, including how quota, commissions and bonuses are earned, and may have an earnings per share goal and departmental performance goal component, as applicable. The Award Agreement shall set forth such other terms and criteria as the Committee determines in its sole discretion.

A. Terms of Restricted Stock Award. The Committee, in its discretion, may grant shares of Restricted Stock; provided however, that the shares thereby awarded shall be nontransferable by the Participant during the period described in the Award Agreement and shall be subject to the risk of forfeiture described in the Award Agreement. The Committee may require the payment and/or reimbursement upon forfeiture of consideration to the extent required by law or otherwise deemed advisable by the Committee in its discretion. Prior to the time shares become transferable, the shares of Restricted Stock shall bear a legend indicating their nontransferability, and, unless otherwise provided in the Award Agreement, if the Participant terminates employment, if applicable, with the Company prior to the time a restriction lapses, and/or if the performance criteria specified in the Award Agreement are not achieved, the Participant shall forfeit any shares of Restricted Stock which are still subject to the restrictions at the time of termination of such employment, or expiration of the performance period. Restricted Stock awards will be subject to graded vesting with a minimum vesting period of three years, unless otherwise determined by the Committee. Notwithstanding the foregoing, in the event of a Change of Control, all previously granted shares of Restricted Stock not yet free of the restrictions of this Section 8 shall become immediately free of such restrictions. In the event of the death or Disability of the Participant, unless otherwise provided in the Award Agreement, all previously granted shares of Restricted Stock not yet free of the restrictions described above shall become immediately free of such restrictions.

B. Restricted Stock. Restricted Stock may be granted in the form of shares registered in the name of the Participant but held by the Company until the restrictions on the Restricted Stock Award lapse, subject to forfeiture, as provided in the applicable Award Agreement. The Committee, in the applicable Award Agreement, may, in its sole discretion, award all or any rights of a shareholder with respect to the shares of Restricted Stock during the period that they remain subject to restrictions, including without limitation, the right to vote the shares and receive dividends.
      9. Performance-Based Awards. The Committee may, in its sole and absolute discretion, determine that certain Other Stock-Based Awards and/or Cash-Based Awards should be subject to such requirements so that they are deductible by the Employer under Code Section 162(m). If the Committee so determines, such Awards shall be considered Performance-Based Awards subject to the terms of this Section 9, as provided in the Award Agreement. A Performance-Based Award shall be granted by the Committee in a manner to satisfy the requirements of Code Section 162(m) and the regulations thereunder. The performance measures to be used for purposes of a Performance-Based Award shall be chosen by the Committee, in its sole and absolute discretion, from among the following: earnings per share of Stock; book value per share of Stock; net income (before or after taxes); operating income; return on invested capital, assets or equity; cash flow return on investments which equals net cash flows divided by owners’ equity; earnings before interest or taxes; earnings before interest, taxes, depreciation and amortization; gross revenues or revenue growth; market share; expense management; improvements in capital structure; profit margins; Stock price; total shareholder return; free cash flow; or working capital. Performance objectives need not be the same with respect to all Performance-Based Awards granted under the Plan. The performance measures may relate to the Company, a Parent, a Subsidiary, an Employer or one or more units of such an entity. Each of the performance criteria is to be specifically defined in advance by the Committee and may include or exclude specified items of an unusual or non-recurring nature. No Performance-Based Award shall be paid if the applicable performance objective(s) are not achieved or if the Plan is not approved by the shareholders of the Company. Notwithstanding anything in the Plan to the contrary, in no event shall the total amount of a Performance-Based Award paid to any Participant in any fiscal year of the Company exceed two million dollars.
      The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to an Award and, if they have, to so certify in writing and ascertain the amount of the applicable Performance-Based Award. The Committee shall have the discretion to adjust Performance-Based Awards downward. Unless the shareholders of the Company shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid under a Performance-Based Award, which would change the specified performance objectives for payment of Performance-Based Awards, or which would modify the requirements as to eligibility for participation in Performance-Based Awards under the Plan.
      10. Nontransferability of Awards. An Award granted under the Plan and all rights thereunder shall, by its terms, be non-transferable, nonassignable and not subject to encumbrance in any manner other than by will or the laws or descent and distribution, and an Award may be exercised, if applicable, during the lifetime of the Participant thereof, only by the Participant or his or her guardian or legal representative. In such appropriate circumstances as determined by the Committee, the Committee may provide for limited transferability of awards provided such transferability is expressly set forth in an Award Agreement. In no event, however, may the Committee provide in an Award Agreement that an Incentive Stock Option is transferable except as permitted by law. Any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect.
      11. Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any federal, state, or local taxes of any kind (including employment taxes) required by law to be withheld with respect to such income. Unless otherwise determined by the Committee, withholding obligations may be settled with Stock, including shares of Stock that are part of the Award that give rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s withholding obligation, or (ii) transferring to the Company shares of Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s withholding obligation.
      12. Gross-Up for Excise Tax. If all or any portion of the payments and benefits (including any acceleration of vesting) provided under this Plan, either alone or together with other payments and benefits which a Participant receives or is then entitled to receive from the Company or an affiliate of the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall not, unless otherwise provided in the Award Agreement or otherwise approved by the Committee, provide a tax “gross-up” payment.
      13. Adjustments Upon Changes in Capitalization or Corporation Acquisitions. Notwithstanding any other provisions of the Plan, unless otherwise provided in the Award Agreement, the number and class of shares subject to each outstanding Award and the exercise prices, if applicable, shall be adjusted, to the same pro rata number of shares and price as in the original Award Agreement, in the event of changes in the outstanding Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, statutory share exchange, sale of all or substantially all assets, split-ups, combinations or exchanges of shares and the like, and, in the event of any such change in the outstanding Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which Awards may be granted to an individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive. In the event the Company, a Parent or a Subsidiary enters into a transaction described in Section 424(a) of the Code with any other corporation, the Committee shall, unless otherwise provided in the Award Agreement, grant options to employees or former employees of such corporation in substitution of options previously granted to them upon such terms and conditions as shall be necessary to qualify such grant as a substitution described in Section 424(a) of the Code.
      In the event of a Change in Control, notwithstanding any other provisions of the Plan or an Award Agreement to the contrary, the Committee may, in its sole discretion, provide for:

(1) Accelerated vesting of any outstanding Awards that are otherwise unexercisable or unvested as of a date selected by the Committee;

(2) Termination of an Award upon the consummation of the Change in Control in exchange for the payment of a cash amount determined at the discretion of the Committee but intended to provide the Participant with the difference between the Stock subject to the vested portion of the Award and the exercise price, provided, however, that in the event the payment would be subject to Section 409A of the Code, the Committee may, in its discretion, specify in the Award Agreement that the definition of change in control as set forth in such Code Section 409A and the guidance issued with respect thereto, shall control rather than the definition set forth in Section 2.H. of the Plan; and/or

(3) Issuance of substitute Awards to substantially preserve the terms of any Awards previously granted under the Plan.

      14. Beneficiaries/ Incapacity. Each Participant may designate a Beneficiary to exercise any Option or Stock Appreciation Right or receive any Award held by the Participant at the time of the Participant’s death or to be assigned any other Award outstanding at the time of the Participant’s death. Except in the case of the holder’s incapacity, only the holder may exercise an Option or Stock Appreciation Right. In the event of the holder’s incapacity, the holder’s legal representative or such other person determined by the Committee to be acting on behalf of the holder, may exercise an Option or Stock Appreciation Right.
      15. Amendment and Termination. The Board may at any time terminate the Plan, or make such amendments or modifications to the Plan as it shall deem advisable; provided, however, that the Board may not, without further approval by the holders of Stock, increase the maximum number of shares as to which Awards may be granted under the Plan (except under the anti-dilution provisions of Section 13), change the class of employees to whom Incentive Stock Options may be granted, withdraw the authority to administer the Plan from a committee whose members satisfy the requirements of Section 5, increase the maximum amount which can be paid under a Performance-Based Award, change the specified performance objectives for payment of Performance-Based Awards, modify the requirements as to eligibility for participation in Performance-Based Awards under the Plan, or make any other amendments or modifications which require shareholder approval under applicable law. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, have a material adverse effect on the rights of such Participant under such Award.
      16. Effectiveness of the Plan. The Plan shall become effective May 10, 2005 upon adoption by the Board subject, however, to its further approval by the shareholders of the Company given within twelve (12) months of the date the Plan is adopted by the Board at a regular meeting of the shareholders or at a special meeting duly called and held for such purpose. Grants of Awards may be made prior to such shareholder approval but all Award grants made prior to shareholder approval shall be subject to the obtaining of such approval and if such approval is not obtained, such Awards shall not be effective for any purpose.
      17. Time of Granting of an Award. An Award grant under the Plan shall be deemed to be made on the date on which the Committee, by formal action of its members duly recorded in the records thereof, makes an Award to a Participant (but in no event prior to the adoption of the Plan by the Board); provided that, such Award is evidenced by a written Award Agreement duly executed on behalf of the Company and on behalf of the Participant, if applicable, within a reasonable time after the date of the Committee action. If an Award is granted to a person who is about to become an employee of the Company, then the Award shall not be effective until the person becomes an employee and any other specified contingencies are satisfied.
      18. Term of Plan. This Plan shall terminate ten (10) years after the date on which it is approved and adopted by the Board and no Award shall be granted hereunder after the expiration of such ten-year period. Awards outstanding at the termination of the Plan shall continue in accordance with their terms and shall not be affected by such termination.
      19. Severability. Any word, phrase, clause, sentence or other provision herein which violates or is prohibited by any applicable law, court decree or public policy shall be modified as necessary to avoid the violation or prohibition and so as to make this Plan and any Award Agreement enforceable as fully as possible under applicable law, and if such cannot be so modified, the same shall be ineffective to the extent of such violation or prohibition without invalidating or affecting the remaining provisions herein.
      20. Non-Waiver of Rights. The Company’s failure to enforce at any time any of the provisions of this Plan or any Award Agreement or to require at any time performance by the Participant of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Plan, any Award Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Plan and any Award Agreement.
      21. Assignment. Any Award Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company.
      22. No Right To Continued Employment. Nothing in the Plan or in any Award granted pursuant to the Plan shall be considered or construed as creating a contract of employment for any specified period of time or shall confer on any individual any right to continue in the employ of the Employer or interfere in any way with the right of the Employer to terminate his or her employment at any time.
      23. Awards to Consultants or Advisors. Unless otherwise provided in the applicable Award Agreement, the provisions of this Plan shall apply with equal force to Awards granted to Participants who are consultants and advisors or directors of the Company or any of its Subsidiaries or Parent, provided, that references to “employment” and the termination thereof (similar concepts or terms) shall be interpreted as “service” and the termination thereof (similar concepts or terms) as determined in the Committee’s discretion.
      24. Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Neither the Company, its Parent or Subsidiaries, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Parent or Subsidiaries, and a Participant or successor. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.
      25. Choice of Law. The Plan shall be governed by and construed in accordance with the laws of the State of Missouri without regard to conflicts of law.
* * *
      The foregoing Plan was approved and adopted by the Board on May 10, 2005.

TALX CORPORATION

By: /s/ William W. Canfield

ATTACHMENT C
AUDIT COMMITTEE
SERVICES APPROVAL POLICY
Statement of Principles
      The Audit Committee (the “Audit Committee”) of the Board of Directors of TALX Corporation (the “Company”) is required to approve the audit and non-audit services performed by the Company’s independent auditor in order to assure that the provision of such services do not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific approval by the Audit Committee.
      The appendix to this Policy describes the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is twelve (12) months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be performed by the Company’s independent auditor will be established periodically by the Audit Committee.
Delegation
      The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to management. However, it may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
      The Audit Committee does not need to pre-approve non-audit services under the following conditions (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent (5%) of the total amount of revenues paid by the Company to the accounting firm during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the Audit Committee’s attention and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.
Audit Services
      The annual Audit services engagement terms and fees will be subject to the specific approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.
      In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee may pre-approve the Audit services listed in Appendix A periodically. All Audit services not listed in Appendix A must be separately approved by the Audit Committee.
Audit-Related Services
      Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and may pre-approve the Audit-related services listed in Appendix A periodically. All Audit-related services not listed in Appendix A must be separately approved by the Audit Committee.

Tax Services
      The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee may pre-approve the Tax services listed in Appendix A periodically. All Tax services not listed in Appendix A must be separately approved by the Audit Committee.
All Other Services
      The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee may pre-approve the All Other services listed in Appendix A periodically. Permissible All Other services not listed in Appendix A must be separately approved by the Audit Committee.
      A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.
Pre-Approval Fee Levels
      Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate approval by the Audit Committee.
Approval Procedures
      All requests or applications to provide services that do not require separate pre-approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the prior pre-approval of the Audit Committee and whether the fees for such services fall within the range of fees approved by the Audit Committee for such services. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.
      If, subsequent to the pre-approval of scheduled services by the Audit Committee, the Company would like to engage the independent auditor to perform a service not included on the existing pre-approval schedule, a request should be submitted to the General Counsel and Chief Financial Officer. If they determine that the service can be performed without impairing the independence of the auditor, then a discussion and approval of the service will be included on the agenda for the next regularly scheduled Audit Committee meeting. If the timing for the service needs to commence before the next Audit Committee meeting, the Audit Committee Chair, or any other member of the Audit Committee designated by the Audit Committee, can provide separate pre-approval.
      Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee, or the designated member(s), by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. With respect to each such request or application, the independent auditor will also provide back-up documentation, which will be provided to the Audit Committee, or the designated member(s), regarding the specific services to be performed.
Monitoring Responsibility
      The Audit Committee hereby designates the Chief Financial Officer to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The Chief Financial Officer will report to the Audit Committee on a periodic basis, but not less frequently than quarterly, on the results of its monitoring. The Company’s Chief Financial Officer will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to their attention or the attention of any member of the Company’s management.

APPENDIX A
PRE-APPROVED AUDIT, AUDIT-RELATED, TAX, AND OTHER SERVICES
Dated: May 10, 2005
Audit Services

Service	Maximum Fees

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	$10,000
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)	$10,000
Audit-Related Services

Service	Maximum Fees

Due diligence services pertaining to potential business acquisitions/dispositions	$25,000
Financial statement audits of employee benefit plans	$12,000
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters	$10,000
Audits of opening balance sheets of acquired companies and accounting consultations as to the accounting or disclosure treatment of transactions and proposed transactions	$25,000
Services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations	$10,000
Audits of financial statements and transactions included in consolidated financial statements that are used by lenders, filed with government and regulatory bodies and similar reports	$5,000
Services that result from the role of KPMG as independent auditor such as reviews of SEC filings, consents, letters to underwriters and other services related to financings that include audited financial statements	$25,000
Assist the Company with the review of the design of its internal control over financial reporting in connection with the Company’s preparedness for Section 404 of Sarbanes-Oxley	$100,000
Assist the Company with tax accounting related issues, including tax accounting for transactions and proposed transactions	$10,000
Assist the Company with responding to SEC comment letters or other inquiries by regulators related to financial accounting and disclosure matters	$10,000
Preparation of accounting preferability letters for changes in accounting	$5,000

Tax Services

Service	Maximum Fees

U.S. federal, state and local tax planning, advice, or compliance	$20,000
Tax controversy services in connection with the examination of U.S. federal, state, local and non-U.S. tax returns through the administrative appellate level	$10,000
Preparation and review of federal, state and local income, franchise and other tax returns	$50,000
      The above tax services do not include tax services relating to transactions initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

EXHIBIT 1
PROHIBITED NON-AUDIT SERVICES

1.	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

2.	Financial information systems design and implementation*

3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

4.	Actuarial services*

5.	Internal audit outsourcing services*

6.	Management functions

7.	Human resources

8.	Broker-dealer, investment adviser or investment banking services

9.	Legal services

10.	Expert services unrelated to the audit
      In addition to the non-audit services specifically listed above, the SEC has articulated three general principles in connection with services provided by the independent auditor which, if violated, could impair the independence of the auditor. The independent auditor cannot: (1) function in the role of management; (2) audit its own work; or (3) serve in an advocacy role for the Company.

*	Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Two Directors for terms expiring in 2008.

Nominees: 01 William W. Canfield and 02 Richard F. Ford

	FOR nominees listed	WITHHOLD AUTHORITY to vote for all nominee(s) listed

	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the list above.)

		FOR	AGAINST	ABSTAIN

2.	Proposal to increase the number of authorized shares of Common Stock from 30,000,000 to 75,000,000.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Proposal to approve the TALX Corporation 2005 Omnibus Incentive Plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the 2006 fiscal year.	☐	☐	☐

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

SHAREHOLDERS ARE URGED TO COMPLETE, SIGN,
DATE AND RETURN THIS PROXY IN THE ENVELOPE
PROVIDED, WHICH REQUIRES NO POSTAGE IF
MAILED IN THE UNITED STATES.

The undersigned hereby acknowledges receipt of the 2005 Annual Report to Shareholders and the Notice of said Annual Meeting and accompanying Proxy Statement.

Dated this	day of:	, 2005

Signature

Signature

Please sign exactly as name(s) appear on this proxy card. (If Common Stock is owned in joint names, both owners must sign, or if owned by a corporation, partnership or trust this Proxy must be signed by an authorized officer, partner or trustee.) If the address at left is incorrect, please write in the correct information.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/talx		1-866-540-5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage- paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY

TALX CORPORATION
This proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints William W. Canfield and Craig E. LaBarge, or either of them, with full powers of substitution, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of Shareholders of TALX CORPORATION (the “Company”) to be held on Thursday, September 8, 2005, commencing at 2:00 p.m., St. Louis time, at the Ritz-Carlton of St. Louis, 100 Carondelet Plaza, St. Louis, Missouri, and at any and all postponements or adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned on July 8, 2005 as specified below and, in the discretion of any such person, on such other business as may properly come before the meeting and any postponements or adjournments thereof.

     This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR the election of all said nominees as directors and FOR proposal 2, proposal 3 and proposal 4 and, in the discretion of the proxies on such other business as may properly come before the meeting and any adjournment or postponement thereof.

     Please sign as name appears hereon, date and return promptly in the enclosed envelope to: TALX Corporation, P.O. Box 3835, South Hackensack, NJ 07076-9535

(Continued and to be signed and dated on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your TALX Corporation account online.

Access your TALX Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for TALX Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
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